                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       of
                             Micro Warehouse, Inc.
                                       at
                              $19.00 Net Per Share
                                       by
                      Bridgeport Acquisition Corporation,
                          a wholly-owned subsidiary of
                           Bridgeport Holdings Inc.,
                                     and by
                             Micro Warehouse, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            FRIDAY, JANUARY 28, 2000, UNLESS THE OFFER IS EXTENDED.

    Bridgeport Acquisition Corporation ("Acquisition") and Micro Warehouse, Inc. (the "Company") are making an Offer for all of the outstanding shares of common stock, including the associated preferred share purchase rights (collectively, the "Shares"), of the Company. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes, together with any shares owned by BYOWC Partners LLC ("BYOWC"), an affiliate of Acquisition, 51% of the Shares outstanding on a fully diluted basis. BYOWC currently owns approximately 4.3% of the Shares outstanding on a fully diluted basis. Certain stockholders of the Company who in the aggregate own approximately 10.1% of the Shares outstanding on a fully diluted basis have agreed to tender their Shares in the Offer. The Offer is also conditioned upon the receipt by Acquisition of certain debt and equity financing necessary to consummate the Offer and a follow-up merger and the availability to the Company of a new credit facility following consummation of the Offer. Credit Suisse First Boston, New York branch, and CIBC Inc. have executed a commitment letter to provide the debt financing and the new credit facility. FS Equity Partners IV, L.P., a private equity investment fund managed by Freeman Spogli & Co. LLC, has executed a commitment letter to provide the portion of the equity financing on which the Offer is conditioned. See Section 10 of this Offer to Purchase for a discussion of the financings, including the conditions to the financings. The Offer is also subject to certain other conditions. See the Introduction and Section 17 of this Offer to Purchase.

    The Company, BYOWC, Acquisition and Bridgeport Holdings Inc., the parent of Acquisition ("Parent"), have entered into a merger agreement providing for the acquisition of the Company by Parent pursuant to the Offer and a follow-up merger. The Board of Directors of the Company has unanimously determined that the transactions contemplated by the merger agreement, including the Offer and the merger, are fair to, and in the best interests of, the Company and its stockholders, has unanimously approved the merger agreement, the Offer and the merger and unanimously recommends that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary indicated thereon and either deliver the certificate(s) for such tendered Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 2 of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

    A stockholder who desires to tender Shares and whose certificate(s) for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent or the Dealer Manager. None of BYOWC, Parent, Acquisition or the Company will pay any fee or commission to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

December 28, 1999

                               Table of Contents

Questions and Answers about the Offer.......................      3
INTRODUCTION................................................      7
SECTION
   1. Terms of the Offer; Extension of Tender Period;
    Termination; Amendments.................................     10
   2. Procedure for Tendering Shares........................     11
   3. Withdrawal Rights.....................................     14
   4. Acceptance for Payment and Payment of Offer Price.....     15
   5. Purpose of the Offer and the Merger; Structure of the
      Transaction; Short Form Merger; Plans for the Company;
      Appraisal Rights; Going Private Transactions..........     16
   6. Price Range of Shares; Dividends......................     18
   7. Certain Federal Income Tax Consequences...............     19
   8. Certain Information Concerning the Company............     19
   9. Certain Information Concerning BYOWC, Parent and
    Acquisition.............................................     23
  10. Source and Amount of Funds............................     23
  11. Background of the Offer and the Merger................     26
  12. Recommendation of the Company's Board of Directors....     29
  13. Interests of Certain Persons in the Offer and the
    Merger..................................................     31
  14. Certain Effects of the Offer..........................     33
  15. The Merger Agreement; Stockholder's Agreements........     34
  16. Dividends and Distributions...........................     45
  17. Certain Conditions to the Offer.......................     46
  18. Certain Legal Matters.................................     49
  19. Fees and Expenses.....................................     50
  20. Miscellaneous.........................................     51

Schedule I   Certain Information Concerning the Directors and Executive
             Officers of the Company and Other Information Pursuant to
             Section 14(f) of the Securities Exchange Act of 1934, as
             amended
Schedule II  Certain Information Concerning the Members and Managers of
             BYOWC
Schedule     Certain Information Concerning the Directors and Executive
III          Officers of Parent
Schedule IV  Certain Information Concerning the Directors and Executive
             Officers of Acquisition
Schedule V   Opinion of Wasserstein Perella & Co., Inc.

                    Questions and Answers about the Offer of
                       BRIDGEPORT ACQUISITION CORPORATION
                                      and
                             MICRO WAREHOUSE, INC.
                   To Purchase All of the Outstanding Shares
         (Including the Associated Preferred Share Purchase Rights) of
                             MICRO WAREHOUSE, INC.

    The following information answers certain basic questions about the Offer. Stockholders of the Company should read this entire Offer to Purchase and related Letter of Transmittal for a detailed description of the Offer. As used in this section, "we" and "our" refer to Bridgeport Acquisition Corporation and its affiliates.

Q. Who is Bridgeport Acquisition Corporation?

A. Bridgeport Acquisition Corporation, referred to in this Offer to Purchase as "Acquisition," is a special purpose entity formed for the purpose of conducting the Offer and consummating the follow-up merger. Acquisition is a wholly-owned subsidiary of Bridgeport Holdings Inc., referred to in this Offer to Purchase as "Parent," whose stockholders include or will include BYOWC Partners LLC, referred to in this Offer to Purchase as "BYOWC," FS Equity Partners IV, L.P., a private equity investment fund managed by Freeman Spogli & Co. LLC, and other investors. BYOWC is a private investment group consisting of Gary L. Wilson, Jerome B. York, Alfred D. Boyer, Michael
    S. Ovitz, Alfred A. Checchi and Kenneth W. Slutsky. For more information, please see Sections 9 and 11.

Q. What is the Offer?

A. Acquisition and the Company are offering to purchase your Shares in the Company for $19.00 per share net to you in cash. This price represents a premium of more than 44% over the average of the last reported sales prices of the Shares over the 30 day trading period prior to our public announcement of the Offer. The last reported per Share sales price on December 20, 1999, the day prior to our public announcement of the Offer, was $15.25. For more information, please see Sections 6, 11, and 12.

Q. What will happen after the Offer is completed?

A. If the Offer is successfully completed, Acquisition and the Company will promptly take action so that Acquisition and the Company will be merged and the surviving corporation in the merger will be a wholly-owned subsidiary of Parent. In the merger, all Shares not tendered in the Offer will be converted into the right to receive $19.00 per Share net to the stockholder in cash. Because Acquisition will own a majority interest in the Company following the successful completion of the Offer, a merger can be accomplished by Acquisition without approval by the Company's other remaining stockholders. For more information, please see Sections 14 and 15.

Q. Why is the transaction structured as a tender offer?

A. The transaction has been structured as a tender offer followed by a merger at the request of the Board of Directors of the Company so that the stockholders who tender their Shares in the Offer can receive the Offer price as promptly as practicable. For more information, please see Sections 11 and 12.

Q. Why is the Company participating in the Offer?

A. BYOWC agreed to the tender offer structure on the condition that the Company make its cash available for the purchase of Shares in the Offer. Acquisition will purchase the first Shares tendered up to an amount which, when added to the Shares currently owned by BYOWC, equals approximately 71% of the outstanding Shares. The Company will purchase any additional Shares tendered. Although Acquisition's offer and the Company's offer are technically separate, the two offers are for all practical purposes being conducted as a single Offer. For more information, please see Section 5.

Q. What does the Company's Board of Directors recommend?

A. This transaction has been unanimously approved by the Company's Board of Directors and it unanimously recommends that you tender your Shares in the Offer. For more information, please see Section 12.

Q. What are the conditions to the Offer?

A.  The Offer is subject to several conditions, including, among others:

    - that stockholders tender at least that number of Shares which, together with the Shares owned by BYOWC, equals 51% of the outstanding Shares on a fully diluted basis. BYOWC currently owns approximately 4.3% of the Shares outstanding on a fully diluted basis. This condition is referred to as the "Minimum Condition;" and

    - that we receive $320 million in debt financing and $130 million in equity financing from our financing sources and that we also obtain a $70 million credit facility for the Company and Acquisition upon consummation of the Offer. Our financing sources have executed commitment letters for the debt and equity financing and the credit facility. This condition is referred to as the "Financing Condition."

    We can waive any of the conditions to the Offer without the Company's consent other than the Minimum Condition. For more information, please see
    Section 17.

Q. What are the conditions to our financing arrangements?

A. The debt financing for the Offer is subject to various conditions. These conditions include, among others:

    - that there has not occurred any change, effect or circumstance that is or could be reasonably expected to be materially adverse to the business, assets, financial condition or results of operation of the Company and its subsidiaries, taken as a whole;

    - that there has not occurred a material disruption of, or a material adverse change in, the financial or capital markets that could materially and adversely affect the syndication of our debt financing by our lenders;

    - that there is no actual or threatened litigation that could prevent or restrain the Offer or the merger or materially impair the ability of Parent or Acquisition to operate the Company or restrain or materially impair the debt financing arrangements, other than, in each case, a private litigation based upon fiduciary duty claims where the only expected remedy is monetary damages;

    - that the equity financing be received by Parent; and

    - that the conditions to the purchase of Shares in the Offer have been satisfied without giving effect to any waiver to which the debt financing source has not consented.

    The equity financing for the Offer is also subject to various conditions, including, among others:

    - that the debt financing and the credit facility are available; and

    - that the conditions to the purchase of Shares in the Offer have been satisfied without giving effect to any waiver to which the equity financing source has not consented.

    For more information, please see Section 10.

Q. When does the Offer expire? Can it be extended?

A. The initial expiration date of the Offer is 5:00 p.m. on Friday, January 28, 2000. The Company can always consent to our extending the Offer. We can extend the Offer without the Company's consent in the following circumstances:

    - If any of the conditions to the Offer, other than the Minimum Condition, have not been satisfied or waived, we can extend the Offer until such time as they are satisfied or waived.

    - If the only condition to the Offer that has not been satisfied or waived is the Minimum Condition, and the number of Shares tendered, together with the Shares owned by BYOWC, equals at least 40% of the outstanding Shares, we can extend the Offer for up to a total of 15 business days.

    - If all the conditions to the Offer, including the Minimum Condition, have been satisfied or waived but the number of Shares tendered, together with the Shares owned by BYOWC, is less than 90% of the outstanding Shares (after giving effect to the reduction in the number of outstanding Shares as a result of the Company's purchase of Shares in the Offer), we can extend the Offer for up to a total of 20 business days. In order to do this, Acquisition and, if applicable, the Company must accept for payment all Shares tendered prior to such extension.

    For more information, please see Section 1.

Q. How will I be notified if the Offer is extended?

A. If the Offer is extended, we will put out a press release on the Dow Jones News Service by 9:00 a.m. on the morning after the Offer would have otherwise expired.

Q. What happens if I do not tender my Shares in the Offer?

A. If you do not tender your Shares and the Offer is completed, your Shares will remain outstanding and you will not receive any cash until we merge Acquisition with the Company. Once the merger is completed, your Shares will, subject to any statutory appraisal rights that you may have, be converted into the right to receive $19.00 in cash without interest for each of your Shares.

Q. Do I have statutory appraisal rights?

A. You do not have appraisal rights in connection with the Offer. However, if you do not tender your Shares in the Offer and the merger is consummated, you will have a statutory right to dissent and demand payment of the judicially appraised fair market value of your Shares. This value may be more or less than the per Share price paid in the Offer. The Company will notify you of the procedures necessary to perfect your appraisal rights when and if they are applicable. Accordingly, if you intend to exercise your appraisal rights, you should not tender your Shares in the Offer. For more information, please see Section 5.

Q. Can the merger agreement be terminated?

A. Yes. Parent and the Company can mutually agree to terminate the merger agreement. In addition, either Parent or the Company can terminate the merger agreement if:

    - Shares are not purchased pursuant to the Offer before March 31, 2000;

    - there are legal restraints preventing the merger; or

    - the other party breaches in a material way its representations, warranties, covenants or agreements set forth in the merger agreement and the breach is not or cannot be remedied. The merger agreement cannot be terminated on this basis, however, once Acquisition has acquired Shares in the Offer.

    Parent can also terminate the merger agreement if the Company withdraws or modifies its approval or recommendation of the Offer, the merger agreement or the merger in a manner adverse to Parent. In certain instances, the Company can terminate the merger agreement to accept a superior proposal. For more information, please see Section 15.

Q. How do I tender my Shares?

A.  To tender your Shares, you should do the following:

    - If you hold your Shares in your own name, complete and sign the enclosed Letter of Transmittal and return it with your Share certificates to EquiServe L.P., the depositary for the Offer, at one of its addresses on the back cover of this Offer to Purchase.

    - If you hold your Shares in "street name" through a broker or other nominee, ask your broker or other nominee to tender your Shares.

    For more information, please see Section 2.

Q. Can I change my mind and withdraw my tender?

A. In general, yes. You can withdraw Shares that you have tendered by delivering an appropriate notice of withdrawal to the depositary prior to the initial expiration date of the Offer. Shares properly withdrawn can be retendered at any time prior to the final expiration date of the Offer. Once Shares have been accepted for payment in the Offer, they cannot be withdrawn.

    For more information, please see Sections 3 and 4.

Q. What should I do if I have questions?

A.  If you have any questions about the Offer, please call either:

               - MacKenzie Partners, Inc., the Information Agent

                           Toll Free: (800) 322-2885
                              Collect: (212) 929-5500

                                       or

                - Credit Suisse First Boston, the Dealer Manager

                           Toll Free: (800) 881-8320

To the Holders of Common Stock of
  MICRO WAREHOUSE, INC.:

                                  INTRODUCTION

    BRIDGEPORT ACQUISITION CORPORATION, a Delaware corporation ("Acquisition"), and MICRO WAREHOUSE, INC., a Delaware corporation (the "Company" and, together with Acquisition, the "Purchasers"), hereby offer to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), together with the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of June 17, 1996 (the "Rights Agreement"), between the Company and State Street Bank and Trust Company NA, as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at $19.00 per Share, net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Acquisition is a wholly-owned subsidiary of Bridgeport Holdings Inc., a Delaware corporation ("Parent"). Parent is an entity formed by BYOWC Partners LLC, a Delaware limited liability company ("BYOWC"), and BYOWC is jointly and severally responsible for each of Parent's and Acquisition's obligations in the Offer. BYOWC, Parent and Acquisition are sometimes collectively referred to herein as the "BYOWC Companies." For more information about Parent and BYOWC, see Section 9.

    Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Purchasers pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. Acquisition will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), and EquiServe L.P., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 19.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes, together with the Shares owned by BYOWC, 51% of the outstanding Shares on a fully diluted basis (the "Minimum Condition"). BYOWC currently owns 1,749,700 Shares, constituting approximately 4.3% of the outstanding Shares on a fully diluted basis. Certain stockholders of the Company, who in the aggregate own 4,076,925 Shares, (constituting approximately 10.1% of the outstanding Shares on a fully diluted basis), have agreed to tender their Shares in the Offer.

    The Offer is also conditioned upon the receipt by Acquisition of certain debt and equity financing necessary to consummate the Offer and a follow-up merger and the availability to the Company of a new credit facility following consummation of the Offer. Credit Suisse First Boston, New York branch ("CSFB") and CIBC Inc. have executed a commitment letter to provide the debt financing and the new credit facility. FS Equity Partners IV, L.P., a private equity investment fund managed by Freeman Spogli & Co. LLC ("Freeman Spogli"), has executed a commitment letter to provide the portion of the equity financing on which the Offer is conditioned. See Section 10 of this Offer to Purchase for a discussion of the financings, including the conditions to the financings. The Offer is also subject to certain other conditions. See Section 17 of this Offer to Purchase.

    For purposes of the Offer, "on a fully diluted basis" means, as of any time, the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, whether or not such stock options are currently exercisable.

As of December 20, 1999, there were 36,070,878 Shares outstanding and there were options to acquire 3,999,660 Shares. In addition, it is anticipated that the Company will issue additional options to acquire 179,500 Shares prior to the expiration of the Offer. Accordingly, the Minimum Condition will be satisfied if, excluding the Shares currently owned by BYOWC, 18,777,820 Shares are tendered in the Offer. Holders of 4,076,925 Shares have agreed to tender those Shares in the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), among BYOWC, Parent, Acquisition and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Company will be merged with and into Acquisition (the "Merger"), with Acquisition being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL") ("Dissenting Shares") and Shares owned by the BYOWC Companies or any other subsidiary of BYOWC) will be converted into and represent the right to receive $19.00 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), subject to any applicable withholding taxes, without interest. See Section 15.

    The Board of Directors of the Company has unanimously determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, has unanimously approved the Merger Agreement, the Offer and the Merger and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    Wasserstein Perella & Co., Inc., the Company's financial advisor ("Wasserstein Perella"), has delivered to the Company's Board of Directors its written opinion dated December 20, 1999 that, as of such date, the consideration to be received by the holders of the Company's Common Stock in the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is included in this Offer to Purchase as Schedule V.

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate a number of the Company's directors which bears the same ratio to the total number of directors on the Company's Board of Directors as the ratio of the number of Shares owned by the BYOWC Companies following the Offer to the total number of outstanding Shares, rounded up to the next higher whole number of directors. The Company will, upon request of Parent, promptly increase the size of the Company's Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. See Section 15. The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain information in Schedule I to this Offer to Purchase is furnished in order to comply with these requirements.

    If the Minimum Condition is satisfied and Acquisition acquires Shares in the Offer, Acquisition will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, even if no other stockholder votes in favor of such adoption. Under the DGCL, if a parent corporation owns at least 90% of the shares of each class of shares of a subsidiary corporation, the parent can merge with that subsidiary in a "short form" merger without a vote of other stockholders. If Acquisition acquires 90% or more of the outstanding Shares (including the Shares owned by BYOWC and after giving effect to the reduction in the number of outstanding Shares as a result of the Company's purchase of Shares in the Offer), Acquisition would be able to effect the Merger pursuant to the short form merger provisions of the DGCL without the vote of the Company's other stockholders.

    The Offer consists of an offer by Acquisition and an offer by the Company. Although technically two separate offers, the offers are being conducted for practical purposes as a single offer. The Company will only purchase Shares in the Offer if the number of Shares tendered, together with Shares owned by BYOWC, exceeds approximately 71% of the outstanding Shares. Acquisition will acquire the first approximately 71% of the currently outstanding Shares, including the Shares currently owned by BYOWC, and the Company will acquire the remaining Shares tendered. See Section 5.

    In connection with the Offer and the Merger, the Company's Board of Directors has approved an amendment to the Company's Rights Agreement to assure that the Rights are not exercisable as a result of the Offer or the Merger.

    The information contained herein concerning or attributed to the Company has been supplied by the Company, and all other information contained herein has been supplied by the BYOWC Companies. Although neither the Company nor the BYOWC Companies have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor the BYOWC Companies take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or the BYOWC Companies, respectively.

    The Company has filed a Schedule 14D-9 with the Securities and Exchange Commission (the "Commission"), which is being mailed to stockholders together with this Offer to Purchase and the related Letter of Transmittal. The Company has also filed a Schedule 13E-4 with the Commission with respect to the Company's portion of the Offer (the "Schedule 13E-4"). See Section 20.

    This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them in their entirety before making any decision with respect to the Offer.

1.  Terms of the Offer; Extension of Tender Period; Termination; Amendments.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will accept for payment and pay for all Shares which are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, January 28, 2000, unless and until the Purchasers (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date, at which the Offer, as so extended by the Purchasers, shall expire.

    The Offer is conditioned upon the satisfaction of the Minimum Condition, the Financing Condition and the other conditions set forth in Section 17 (collectively, the "Offer Conditions"). Subject to the provisions of the Merger Agreement, the Purchasers may waive any or all of the conditions to their respective obligations to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchasers may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    Under the terms of the Merger Agreement, neither Acquisition nor the Company may, without the prior written consent of the other, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) reduce the number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions, or (iv) amend any term of the Offer in a manner adverse to the holders of Shares. In addition, Acquisition may not, without the prior written consent of the Company, waive or amend the Minimum Condition.

    Notwithstanding the foregoing, Acquisition may, without the consent of the Company, extend the Offer at any time, and from time to time: (i) if any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived, until such time as such conditions are satisfied or waived;
(ii) if all of the Offer Conditions, other than the Minimum Condition, shall have been satisfied or waived, and the number of Shares tendered, together with the Shares owned by BYOWC, is greater than 40% of the Shares then outstanding, for an aggregate period of not more than 15 business days for all such extensions; (iii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iv) if all of the Offer Conditions shall have been satisfied or waived but the number of Shares tendered, together with the Shares owned by BYOWC, is less than 90% of the Shares then outstanding (after giving effect to the reduction of outstanding Shares resulting from the purchase of Shares by the Company in the Offer), for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i), (ii) or (iii) of this sentence, provided that, in the case of any extension pursuant to this clause (iv), the Purchasers must first accept for payment all Shares validly tendered pursuant to the Offer as of such Expiration Date in accordance with the rules and regulations of the Commission.

    Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, Acquisition also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events specified in Section 17 and (ii) to waive any Offer Condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchasers accept for payment any Shares pursuant to the Offer, they will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment. The

Purchasers acknowledge that, notwithstanding anything to the contrary contained in the Offer, the Purchasers shall not be required to pay for Shares tendered and may terminate or amend the Offer only if, prior to the Expiration Date, any of the Offer Conditions has not been satisfied or waived, or if any of the events specified in Section 17 has occurred.

    The rights reserved by the Purchasers in the preceding paragraph are in addition to the Purchasers' rights pursuant to Section 17. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer, or if they waive a material condition of the Offer, the Purchasers will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchasers decrease the number of Shares being sought or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Acquisition with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Procedure for Tendering Shares.

    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES.

    No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchasers, proper evidence satisfactory to the Purchasers of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY.

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Stock Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    The method of delivery of all documents, including certificates for Shares, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY.

    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchasers in their sole discretion, and their determination shall be final and binding on all persons. The Purchasers reserve the absolute right to reject any or all tenders of any Shares that they determine are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Purchasers' interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Purchasers. None of the Company, Acquisition, Parent, BYOWC, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS.

    By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Acquisition as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchasers (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 28, 1999), effective if, when and to the extent that the Purchasers accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Acquisition will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Acquisition reserves the right to require that, in order for Shares to be deemed validly tendered, Acquisition must be able to exercise full voting rights with respect to the Shares accepted by Acquisition for payment immediately upon such acceptance.

    The Purchasers' acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchasers upon the terms and subject to the conditions of the Offer.

    To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 or Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

3.  Withdrawal Rights.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchasers as provided herein, may also be withdrawn on or after February 27, 2000.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If the Purchasers extend the Offer, are delayed in their acceptance for payment of any Shares tendered, or are unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchasers' rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, and their determination will be final and binding on all persons. None of the Company, Parent, BYOWC, Acquisition, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.  Acceptance for Payment and Payment of Offer Price.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3) as soon as practicable after the latest to occur of the Expiration Date and, subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the Offer Conditions. Any determination concerning the satisfaction of such conditions shall be within the sole discretion of the Purchasers, and such determination shall be final and binding on all tendering stockholders. See Section 17.

    The Purchasers expressly reserve the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchasers desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchasers will extend the Offer. See Section 1. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Purchasers give oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchasers' acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving such payment from the Purchasers and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchasers are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 1, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If the Purchasers have accepted for payment Shares tendered prior to the Expiration Date but Acquisition has not reached the 90% ownership threshold required to consummate a short form merger under the DGCL, the Purchasers may extend the Offer for up to 20 business days. During the extension period, the Purchasers will accept for payment and promptly pay for all Shares validly tendered. The procedures for tendering Shares and guaranteed delivery set forth in Section 2 will apply during the extension period.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchasers increase the consideration to be paid for Shares pursuant to the Offer, the Purchasers will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Acquisition reserves the right to transfer or assign in whole or in part to one or more affiliates of Acquisition the right of Acquisition to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Acquisition of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Purpose of the Offer and the Merger; Structure of the Transaction; Short Form Merger; Plans for the Company; Appraisal Rights; Going Private Transactions.

    PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Acquisition intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Parent intends to acquire any outstanding Shares not owned by Acquisition by consummating the Merger.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares are required to adopt the Merger Agreement. The Board of Directors of the Company has approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the DGCL described below, the only remaining required corporate action necessary to consummate the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Acquisition will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of Company stockholders without the affirmative vote of any other stockholder.

    STRUCTURE OF THE TRANSACTION

    The total amount of funds required to purchase all the outstanding Shares, to cash-out options outstanding at the Effective Time of the Merger and to pay all other costs and expenses of the transaction is approximately $733 million. BYOWC has arranged to raise the equivalent of $530 million in debt and equity financing for the transaction. The remaining funds needed for the transaction will be derived from the Company's cash of approximately $203 million and, to the extent Company cash is not available in that amount, other sources. BYOWC had originally proposed to structure the transaction as a merger, in which all of the Shares would be acquired at the same time and in which the Company's cash would be available to pay for Shares. In the course of negotiating Acquisition's purchase of the Company, the Board of Directors of the Company requested that the transaction be structured as a tender offer for all outstanding Shares followed by a merger, in which the remaining Shares would be acquired. This two-step process would enable stockholders of the Company who tender their Shares in the Offer to receive their cash payment as soon as practicable and provide for a prompt and orderly transfer of the ownership of the common equity from the public stockholders to Parent. BYOWC agreed to structure the transaction as a tender offer and a follow-up merger provided the Company made its cash available for the purchase of Shares in the Offer.

    Acquisition and the Company will purchase Shares in the Offer according to the following formula:

    - Acquisition will first purchase all Shares tendered in the Offer up to a number of Shares equal to the difference between the number of outstanding Shares (less the number of Shares owned by BYOWC) and the number of Shares that can be purchased at the Per Share Amount with $200 million.

    - If additional Shares are tendered, the Company will purchase those Shares for an aggregate purchase price of up to $200 million.

    Based on this formula, it is anticipated that Acquisition will acquire up to such number of Shares which, together with the Shares currently owned by BYOWC, constitutes approximately 71% of the Shares currently outstanding, and the Company will purchase the balance of the Shares tendered. Under this structure, in order to satisfy federal margin requirements relating to Acquisition's purchase of Shares in the Offer with the proceeds of the debt financing, the Company is required to guarantee the debt financing and to secure the guarantee with its assets. The Company has agreed to provide the guarantee and implement the required security arrangements. See
Section 10.

    The Company's participation in the Offer will not affect the satisfaction of the Minimum Condition, since the Company will not purchase any Shares tendered until Acquisition has purchased in excess of the number of Shares needed to satisfy the Minimum Condition.

    SHORT FORM MERGER.

    Under the DGCL, if Acquisition acquires at least 90% of the outstanding Shares (after giving effect to the reduction in the number of outstanding Shares resulting from the purchase of Shares by the Company in the Offer), Acquisition will be able to adopt the Merger Agreement without a vote of the Company's other stockholders. The Merger Agreement provides that if Acquisition, or any other direct or indirect subsidiary of BYOWC or Parent, acquires at least 90% of the outstanding Shares (after giving effect to the reduction in the number of outstanding Shares resulting from the purchase of Shares by the Company in the Offer), Parent, Acquisition and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without action by the other stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to the Purchasers' obligations to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered, together with the Shares owned by BYOWC, is less than 90% of the outstanding Shares (after giving effect to the reduction in the number of outstanding Shares resulting from the purchase of Shares by the Company in the Offer), the Purchasers will accept for payment all Shares validly tendered, and Acquisition may extend the Offer for the purpose of attempting to reach the 90% threshold required for a short form merger. Under these circumstances, the Offer may be extended for up to 20 business days, and the Purchasers will accept for payment and promptly pay for all Shares validly tendered during the extension period. See Section 1. If Acquisition is unable to satisfy the requirements for a short form merger, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Acquisition will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation, except that it is the current intention of Acquisition's Board of Directors to appoint Jerome B. York as the Surviving Corporation's President and Chief Executive Officer. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

    Except as described in this Offer to Purchase, none of BYOWC, Parent, Acquisition or the Company has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries,
(ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    APPRAISAL RIGHTS.

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be higher or lower than the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS.

    The Merger would have to comply with any applicable federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Acquisition does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after completion of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of such transaction.

6.  Price Range of Shares; Dividends.

    The Shares are traded on the National Market System of The Nasdaq Stock Market ("NASDAQ") under the symbol "MWHS." The following table sets forth, for the periods indicated, the high and low per Share sales prices on NASDAQ as reported by published financial sources. The Company has not declared or paid any cash dividends on the Shares for the periods indicated.

                                                              High       Low
                                                            --------   --------
Year Ended December 31, 1997:
First Quarter.............................................   $16.50     $ 9.75
Second Quarter............................................    18.63      12.88
Third Quarter.............................................    30.00      13.00
Fourth Quarter............................................    24.75       9.88

Year Ended December 31, 1998:
First Quarter.............................................   $17.38     $10.25
Second Quarter............................................    18.75      13.25
Third Quarter.............................................    27.63      14.63
Fourth Quarter............................................    36.38      11.25

Year Ending December 31, 1999:
First Quarter.............................................   $47.00     $12.75
Second Quarter............................................    19.25      12.25
Third Quarter.............................................    18.50      11.31
Fourth Quarter (through December 27, 1999)................    18.88      11.63

    The average of the last reported per Share sales prices for the 30-day period prior to the public announcement of the Offer was $13.03. On
December 16, 1999, the media reported that the Company was rumored to be entering into an Internet marketing alliance. On that date, the last reported per Share sales price on NASDAQ was $15.19, a $3.06 increase over the $12.13 last reported per Share sales price on the previous day. On December 20, 1999, the last trading day prior to the public announcement of the Offer and Merger, the last reported per Share sales price was $15.25. On December 27, 1999, the last trading day prior to commencement of the Offer, the last reported per Share sales price was $18.44. Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Federal Income Tax Consequences.

    The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by properly completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, to a stockholder who is related to Acquisition for purposes of
Section 302 of the Internal Revenue Code or to a stockholder who is not a United States person for United States federal income tax purposes (including a stockholder who is not a citizen or resident of the United States) or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options to acquire Shares.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or non-United States income and other tax laws.

8.  Certain Information Concerning the Company.

    GENERAL INFORMATION. The Company is a Delaware corporation with its principal executive offices located at 535 Connecticut Avenue, Norwalk, Connecticut 06854. The Company began operations in 1987 as a Connecticut corporation and was reincorporated in Delaware in 1992. The Company is a specialty catalog and online retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. The Company markets its products through frequent mailings of its distinctive, colorful catalogs and dedicated telemarketing account managers who focus on corporate, education and government accounts. The Company also offers a full-service shopping site on the Internet at WWW.WAREHOUSE.COM.

    Except as set forth elsewhere in this Offer to Purchase or in Schedule I hereto, (1) neither the Company nor, to the knowledge of the Company, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Company or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days, or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (2) to the best knowledge of the Company, none of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer, and (3) there have been no contracts, negotiations or transactions between any of the Company's subsidiaries or, to the best knowledge of the Company, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K") and the unaudited quarterly information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Form 10-Q"), which are incorporated by reference herein. More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                 For the Year Ended
                                                                    December 31,
                                                                 ------------------
                                                                 1998          1997
                                                                 ----          ----
Statement of Operations Data:
Net sales...................................................  $2,220,018    $2,125,698
Gross profit................................................     359,935       351,976
Restructuring, merger costs and goodwill write-off..........          --        67,828
Litigation settlements......................................      14,000        20,700
Income (loss) from operations before interest, income
  taxes.....................................................      52,528       (42,455)
Income (loss) before income taxes...........................      61,578       (37,816)
Net income (loss)...........................................  $   30,178    $  (36,681)

Per Share Data:
Basic net income (loss) per share...........................  $     0.87    $    (1.06)
Diluted net income (loss) per share.........................  $     0.85    $    (1.06)
Shares used in per share calculation:
Basic.......................................................      34,803        34,475
Diluted.....................................................      35,349        34,475

Operating Data:
Gross profit percentage.....................................        16.2%         16.6%
Operating profit (loss) percentage..........................         2.4%         (2.0%)
Current ratio...............................................       2.2:1         2.0:1
Ratio of earnings to fixed charges..........................       17.61         (6.20)(1)

Balance Sheet Data (at December 31):
Working capital.............................................  $  312,128    $  262,449
Total assets................................................     666,530       619,344
Long-term obligations.......................................          --            --
Short-term debt obligations.................................          --        12,570
Stockholders' equity........................................     398,543       348,789
Book value per share........................................       11.25         10.07

------------------------

(1) Excluding the 1997 restructuring, merger costs and goodwill write-off, the 1997 ratio of earnings to fixed charges is 10.66.

                                                                    Nine Months Ended
                                                              -----------------------------
                                                              September 30,   September 30,
                                                                  1999            1998
                                                              -------------   -------------
                                                                       (unaudited)
Sales.......................................................   $1,782,653      $1,624,982
Cost of goods sold..........................................    1,505,891       1,362,653
Gross profit................................................      276,762         262,329
Selling, general and administrative expenses................      223,219         214,673
Net income..................................................       37,246          16,585
Net income per share........................................   $     1.05(1)   $     0.48(2)
Net income per share (fully diluted)........................   $     1.03(3)   $     0.47(4)
Ratio of earnings to fixed charges..........................        22.15           14.87

------------------------

(1) Based upon 35,611 Shares outstanding.

(2) Based upon 34,695 Shares outstanding.

(3) Based upon 36,104 Shares outstanding.

(4) Based upon 35,081 Shares outstanding.

                                                                   At
                                                              September 30,        At
                                                                  1999        December 31,
                                                               (unaudited)        1998
                                                              -------------   ------------
Balance Sheet Data
Total assets................................................    $679,235        $666,530
Working capital.............................................     330,474         312,128
Long-term obligations.......................................          --              --
Short-term obligations......................................          --              --
Total stockholders' equity..................................     441,899         398,543
Book value per share........................................       12.35           11.25

    OTHER INFORMATION.

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9.  Certain Information Concerning BYOWC, Parent and Acquisition.

    Acquisition is a newly formed Delaware corporation and a direct wholly-owned subsidiary of Parent. Parent is a newly formed Delaware corporation formed by BYOWC to hold the entire equity interest in the Surviving Corporation. Currently, Parent is wholly-owned by BYOWC. Upon consummation of the equity financing described in Section 10, BYOWC's investment partners will also own equity interests in Parent. To date, neither Parent nor Acquisition has conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    BYOWC, a Delaware limited liability company, was formed in March 1999 by a group of private investors led by Gary L. Wilson for the purpose of investing in the securities of the Company and pursuing the acquisition of the Company. The members of BYOWC are Mr. Wilson, Jerome B. York, Alfred D. Boyer, Michael S. Ovitz, Alfred A. Checchi and Kenneth W. Slutsky. Mr. Boyer is the sole managing member of BYOWC. For information concerning the members of BYOWC, see
Schedule II to this Offer to Purchase.

    Until immediately prior to the time that Acquisition purchases Shares pursuant to the Offer, it is anticipated that neither Acquisition nor Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger Agreement. Since Parent and Acquisition are newly formed and have minimal assets and capitalization, no meaningful financial information is available.

    At the present time, Messrs. Wilson, York and Boyer are the directors and officers of Parent and Acquisition. Following the financing transactions described in Section 10 below, it is anticipated that the number of the officers and directors of both Parent and Acquisition will be increased to include additional designees of BYOWC and its investment partners in Parent.

    From March through September 1999, BYOWC acquired 1,749,700 Shares in the open market. Other than its acquisition of Shares, the execution and delivery of the Merger Agreement and the financing commitment letters and other activities incident to the Offer and Merger, BYOWC has not engaged in any business activities.

    The address of the principal offices of each of BYOWC, Parent and Acquisition is 9965 Wilshire Boulevard, Beverly Hills, California 90212, and the telephone number there is (310) 247-2711.

    Except as set forth in this Offer to Purchase, none of BYOWC, Parent, Acquisition or, to the best of their knowledge, any of the persons listed in
Schedule II, Schedule III or Schedule IV to this Offer to Purchase, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer. Other than the Shares owned by BYOWC and the rights arising under the Merger Agreement and the Stockholder's Agreements (as defined in Section 15), neither Parent, Acquisition nor any of their affiliates beneficially own any Shares or have effected any transactions in the Shares within the past 60 days.

10. Source and Amount of Funds.

    The total amount of funds required by the Purchasers to purchase all of the Shares pursuant to the Offer and the Merger, to make payments with respect to the cash-out of employee and director stock options, and to pay all fees and expenses contemplated by the Merger Agreement, is expected to be approximately $733 million (including for this purpose the 1,749,700 Shares currently owned by BYOWC valued at $19.00 per

Share). In addition, it is anticipated that the Company, following the completion of the Offer, and the Surviving Corporation, following the Merger, will require at least $50 million in available credit for its general corporate purposes.

    Acquisition expects to obtain $210 million of the requisite funds in the form of equity financing from Parent and to obtain $320 million in term financing from the bank facilities described below. Parent will obtain the $210 million in equity financing prior to the consummation of the Offer through
(i) a capital investment of $80 million (including for this purpose the Shares currently owned by BYOWC valued at $19.00 per share) from BYOWC and other investors; and (ii) $130 million in capital contributions from FS Equity Partners IV, L.P. ("FS Partners"), a private equity investment fund managed by Freeman Spogli, pursuant to the terms of a commitment letter between Parent and FS Partners that is summarized below. FS Partners has indicated that it intends to fund a portion of its commitment from other investors. The FS Partners commitment letter is attached as Exhibit 2 to the Merger Agreement, which is filed as an exhibit to the Schedule 14D-1 referenced in Section 20, and this summary is qualified in its entirety by reference to the text of such letter.

    The obligation of FS Partners to fund its $130 million in equity financing is subject to the following conditions:

    - The making of $80 million in capital investments by BYOWC and other investors.

    - The availability of the Term Loan Facilities and the New Credit Facility described below.

    - The absence of any legal prohibition on FS Partners purchasing the equity interest in Parent and executing, delivering and performing under the transaction documentation.

    - The satisfaction of each condition in the Merger Agreement to Acquisition's obligation to purchase Shares in the Offer without any waiver to which FS Partners has not consented.

    - The negotiation, execution and delivery of the various transaction agreements relating FS Partners' purchase of equity interests in Parent.

    Pursuant to a commitment letter dated December 20, 1999 (the "Bank Commitment Letter"), CSFB and CIBC Inc. (together, the "Banks") have committed to provide Acquisition an aggregate of up to $320 million in cash in the form of two senior secured term loan facilities (the "Term Loan Facilities") for the purpose of purchasing Shares in the Offer and the Merger. The Banks have indicated that they intend to syndicate a portion of the Term Loan Facilities and the New Credit Facility referred to below to other lending institutions. The obligation of the Banks is subject to certain conditions, including, among others:

    - Parent's receipt of the $210 million in equity financing described above.

    - The satisfaction of the Offer Conditions without giving effect to any waiver or amendment not approved by the Banks.

    - There being outstanding at the time of the closing of the financing not more than $5 million under the Company's existing revolving credit facility, the repayment in full of such credit facility and its termination. The Company currently has no borrowings outstanding under such facility.

    - The Banks' receipt of a solvency opinion with respect to the Company.

    - The absence of any change, effect or circumstance that is or could reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

    - The absence of a material disruption of or a material adverse change in financial, banking or capital market conditions that, in the reasonable judgment of the Banks, could reasonably be expected to materially and adversely affect the syndication of the facilities.

    - The absence of any actual or threatened legal action that could prevent or restrain the Offer or the Merger or materially impair the ability of Parent or Acquisition to operate the Company or materially impair the debt financing arrangements, excluding, in each case, any private litigation based upon state law fiduciary duty claims based upon the transactions contemplated by the Merger Agreement where the only remedy that could reasonably be expected to be awarded is monetary damages.

    - The negotiation and execution of documentation reasonably satisfactory to the Banks.

    The Company has agreed to guarantee the obligations of Acquisition under the Term Loan Facilities and pledge its assets to the Banks as security for such guarantee.

    In addition, the Banks have committed to make available, effective upon the initial payment for Shares purchased pursuant to the Offer, to the Company and Acquisition, and thereafter, following consummation of the Merger, to the Surviving Corporation a $70 million revolving credit facility (the "New Credit Facility"). The Banks' obligations to provide the New Credit Facility are subject to the same conditions as their obligations to fund the Term Loan Facilities. Prior to the Merger, $20 million under the New Credit Facility will be available to Acquisition to pay interest and commitment fees related to the debt financing following consummation of the Offer and $50 million will be available to the Company for working capital purposes. Following the Merger the full $70 million will be available to the Surviving Corporation for working capital purposes. The Company has agreed to guarantee the borrowings of Acquisition under the New Credit Facility and to pledge its assets to the Banks as security for the entire New Credit Facility.

    The foregoing discussion of the Bank Commitment Letter is qualified in its entirety by reference to the text of such letter, which is attached as
Exhibit 3 to the Merger Agreement and filed as an exhibit to the Schedule 14D-1 referenced in Section 20.

    The receipt by Acquisition of $130 million in equity financing from FS Partners, the receipt by Acquisition of the proceeds of the Term Loan Facilities, and the effectiveness of the New Credit Facility are conditions to the Offer and are collectively referred to as the "Financing Condition." See
Section 17.

    The Company has covenanted in the Merger Agreement that, until the Offer is consummated, it will maintain on hand cash in the amount of $200 million plus any amounts that the Company receives upon the exercise of stock options at any time following the execution of the Merger Agreement.

    The approximate amounts of sources and uses of cash relating to the Offer and the Merger are presented in the table below.

                                Sources of Cash

Equity investments:
    From BYOWC and others...................................  $ 80,000,000(1)
    From FS Partners and others.............................   130,000,000
Bank financing:
    Term Loan Facilities....................................  $320,000,000
Company's available cash....................................   203,000,000(2)
                                                              ------------
                                                              $733,000,000
                                                              ============

                                  Uses of Cash

                                                              ($ in millions)
                                                              ---------------
Purchase of Shares..........................................    $685,350,000(1)
Cash-out of employee stock options..........................      17,250,000
Fees and expenses...........................................      30,400,000(3)
                                                                ------------
                                                                $733,000,000
                                                                ============

------------------------

(1) Includes the 1,749,700 Shares owned by BYOWC valued at $19.00 per Share.

(2) To the extent the Company's available cash is insufficient, the payment of certain fees and expenses may be deferred or the Company may borrow under its revolving credit facility.

(3) Does not include approximately $5,000,000 in change-of-control payments which may become payable to certain officers of the Company upon termination of employment six months after consummation of the Offer. See Section 13.

11. Background of the Offer and the Merger.

    From time to time, the Company has considered possible acquisitions, strategic alliances, mergers and other forms of business combination transactions as well as a recapitalization and other similar transactions. As a part of the Company's ongoing review of its strategic alternatives, the Company consulted initially with Goldman, Sachs & Co. and then with Wasserstein Perella as financial advisors to the Company. Commencing in February 1999, representatives of the Company, including Peter Godfrey, the Chairman, President and Chief Executive Officer of the Company, and Bruce L. Lev, Executive Vice President of Legal and Corporate Affairs, held informal discussions with possible financial purchasers and with various companies in the computer reseller industry that the Company's senior management believed might have an interest in discussing possible strategic transactions involving the Company.

    In the fall of 1997, Mr. Boyer of Boyer Capital Management, investment bankers, reviewed publicly available information concerning the Company, its competitors and its industry, and based on this review, decided to explore the possibility of putting together the financial and management resources that would be required to acquire the Company in a leveraged buyout transaction. In December 1997, Mr. Boyer contacted Mr. York, with whom he had been previously associated, to assist in further understanding the Company's industry and the opportunity presented by such a transaction, and with a view towards Mr. York's leading the management of the Company if it were to be acquired. Mr. York is a former chief financial officer of International Business Machines Corporation and of Chrysler Corporation.

    During the first quarter of 1998, a group of private investors led by Mr. Wilson and including Messrs. York, Boyer and Ovitz formed BYOW Partners LLC ("BYOW") for the purpose of investing in Shares and pursuing a possible acquisition of the Company. During the second quarter of 1998, BYOW acquired less than 5% of the Company's stock in the open market. In late July, in view of the growing instability in the financial markets, BYOW determined that it was not then feasible to accomplish a leveraged buyout of the Company. Accordingly, BYOW sold its Shares and dissolved.

    In the first quarter of 1999, following a fall in the market price of the Company's stock, Mr. Boyer, after consultation with Mr. York, again determined that an opportunity might exist to acquire the Company in a leveraged buyout. In March 1999, the group of private investors that formed BYOW and, in addition, Messrs. Checchi and Slutsky, formed BYOWC for the purpose of investing in Shares and pursuing a possible acquisition of the Company. From March through September 1999, BYOWC acquired approximately 4.9% of the Company's outstanding Shares in the open market.

    In early September 1999, Mr. Wilson contacted a number of financial institutions, including CSFB, to discuss the possibility of providing financing to BYOWC for a leveraged buyout of the Company. Mr. Boyer, as representative of BYOWC, began negotiating with CSFB with respect to such financing arrangements.

    On September 29, 1999, at a meeting initiated by Mr. Boyer, Messrs. Boyer and York informed Mr. Godfrey of BYOWC's ownership interest in the Company and proposed an acquisition of all outstanding Shares in an all cash transaction. Mr. Boyer indicated a range of prices per share that might be payable in a possible transaction but stated that he would not be in a position to specify an offer price until BYOWC had an opportunity to perform a due diligence review of the Company. The transaction proposed by BYOWC contemplated that Mr. Godfrey and Felix Dennis, a director and co-founder of the Company who together with Mr. Godfrey owned approximately 11% of the Company's outstanding Shares, would participate in the proposed transaction through a contribution of some or all of their Shares. Mr. Boyer suggested that the Company's and BYOWC's counsel should meet to determine the next steps.

    Mr. Godfrey informed the Company's Board of Directors of BYWOC's proposal shortly thereafter. At a meeting of the Company's Board of Directors on October 15, 1999, the Company's Board of Directors designated two independent directors to act as a special committee (the "Special Committee") because of the possibility that certain directors of the Company might participate as equity investors in the proposed transaction. The Company's Board of Directors directed the Special Committee to consider the BYOWC proposal as well as other strategic alternatives available to the Company, to meet with Wasserstein Perella as appropriate in order to evaluate the BYOWC proposal and to formulate a response. The Company's Board of Directors also authorized Wasserstein Perella to contact representatives of BYOWC in order to discuss the terms and conditions of the BYOWC proposal.

    On October 18, 1999, Mr. Lev, representatives of Jones, Day, Reavis & Pogue ("Jones Day"), counsel for the Company, and Kramer Levin Naftalis & Frankel LLP ("Kramer Levin"), counsel for BYOWC, met to discuss the general terms of a possible transaction. At that meeting, Jones Day delivered to Kramer Levin a draft confidentiality agreement that contained standstill provisions. During the period October 18, 1999 through November 4, 1999, the parties and their representatives discussed the terms of the confidentiality agreement proposed by the Company, including its standstill provisions. The parties were unable to agree on the term of the standstill provisions, with the Company requesting a term of one year and BYOWC offering only a three month standstill period because of the size of its investment in the Company. BYOWC expressed its willingness to enter into a standstill agreement with a one year term but only if, after BYOWC had completed its due diligence review, BYOWC did not offer to purchase the Company in an all cash merger transaction at a price of not less than $17 per Share.

    Meanwhile, in early November 1999, Mr. Wilson contacted Freeman Spogli, which manages FS Partners, to discuss the possibility of becoming an equity participant with BYOWC in a leveraged buyout of the

Company. While Mr. Boyer continued to negotiate with CSFB and other proposed lenders concerning the terms of possible debt financing, and Mr. Wilson and Mr. Boyer began negotiations with Freeman Spogli with regard to possible equity financing for the proposed transaction.

    At a meeting of the Special Committee on November 15, 1999, the Special Committee received an update on the status of BYOWC's proposal. Wasserstein Perella reviewed with the Special Committee its preliminary analysis of the fairness to stockholders from a financial point of view of the $17 per Share minimum price proposed by BYOWC. The Special Committee also discussed the status of other potential strategic alliances and business combinations and the possibility of a recapitalization or share repurchase program. Jones Day and representatives of Wasserstein Perella reviewed the Special Committee's and Board's fiduciary duties in the circumstances. The Special Committee authorized the Company's management and representatives to continue negotiations with BYOWC with regard to a potential transaction. However, the Special Committee expressed the view that, due to the potential conflict of interest, Mr. Godfrey and Mr. Dennis should not be equity participants in the proposed transaction. The Special Committee also recommended that the transaction should be structured as a tender offer for all Shares followed by a second-step merger (rather than a single step merger transaction) to provide stockholders with payment for their Shares as soon as practicable, that the transaction price should be higher than the proposed $17 per Share and that the amount of any termination fee should be reasonable.

    On November 16, 1999, a representative of Wasserstein Perella contacted
Mr. Boyer to inform him of the results of the Special Committee meeting, including that the $17 per Share minimum price was unacceptable for purposes of making inoperative the one year standstill period requested by the Company. During the next two days, representatives of the parties discussed the minimum Share price and other terms of BYOWC's proposal.

    On November 18, 1999, Mr. Boyer, Mr. Lev and representatives of Jones Day, Wasserstein Perella and Kramer Levin met to discuss BYOWC's proposal. At that meeting, Mr. Boyer indicated that BYOWC was prepared to go forward with the transaction without the participation of Messrs. Godfrey and Dennis as equity participants and that BYOWC was willing to structure the transaction as a tender offer for all Shares followed by a merger so long as the Company participated in the Offer. The parties also discussed resolving the impasse on the standstill issue by having the parties enter into a definitive merger agreement prior to BYOWC conducting its diligence review, with a provision that would allow BYOWC to terminate the agreement if the results of BYOWC's diligence review were unsatisfactory according to specified criteria.

    During the period November 21 through November 29, Mr. York contacted a number of potential investors to obtain additional equity financing in lieu of management's participation in the proposed buy-out. During that same period, the parties negotiated the terms of a merger agreement. On November 22, 1999, the parties entered into a confidentiality agreement in contemplation of the delivery of disclosure schedules in advance of executing the merger agreement. On November 23, 1999, BYOWC offered a transaction price of $18.50 per Share.

    Since Messrs. Godfrey and Dennis were not going to participate as equity holders in the proposed transaction, it was determined that it would now be appropriate for the transaction to be considered by the full Board of Directors rather than the Special Committee. On November 24, 1999, management of the Company, after consultation with members of the Company's Board of Directors, indicated that $19.00 per Share would be an acceptable transaction price if the parties could reach agreement on all other issues and assuming Wasserstein Perella would render a favorable opinion as to fairness.

    At a November 29, 1999 meeting of the Company's Board of Directors, members of the Company's senior management and representatives of Jones Day and Wasserstein Perella reported on the status of the negotiations with BYOWC.
Mr. Lev reviewed the terms of the proposed merger documents. Wasserstein Perella presented its preliminary analysis of the fairness to stockholders from a financial point of view of the $19.00 per Share transaction price. The Company's Board of Directors discussed the Company's strategic alternatives, including the possibility of a recapitalization and share repurchase program, and the status of discussions with other companies regarding strategic transactions involving the Company. The Company's Board of Directors then authorized senior management and its legal and financial advisors to continue negotiations with BYOWC.

    At the November 29, 1999 meeting of the Company's Board of Directors, the Company's Board of Directors authorized payment of a special success bonus of $500,000 to Mr. Lev to be paid following consummation of a change-of-control transaction involving the Company. For a more detailed description of this bonus arrangement, see Section 13.

    On November 30, 1999, after consultation with BYOWC's financing sources, Mr. Boyer informed Mr. Lev that BYOWC would be unable to proceed on the basis of having the parties enter into a merger agreement prior to completion of a due diligence review of the Company by BYOWC and its financing sources. Mr. Boyer stated that BYOWC would enter into a one year standstill agreement immediately in order that a due diligence review could proceed, provided that the term of the standstill period would be limited to not more than three months (i) in the event that BYOWC did not proceed with the proposed transaction as a result of material adverse information regarding the Company discovered during the diligence review, or (ii) if, following completion of the due diligence review, BYOWC offered to proceed with the transaction but the Company declined to do so. On December 1, 1999, the parties executed a standstill agreement containing such provisions.

    During the period December 1 through 20, 1999, representatives of the parties negotiated the terms of the proposed merger documents, and BYOWC, Freeman Spogli, CSFB and CIBC Inc. conducted their due diligence reviews of the Company. During the same period, the equity financing commitment of FS Partners were finalized, after which BYOWC and FS Partners finalized the debt financing commitments of CSFB and CIBC and the parties negotiated the terms of the Merger Agreement and the Stockholder's Agreements.

    At meetings of the Company's Board of Directors on December 19 and 20, 1999, the Company's senior management and representatives of Jones Day and Wasserstein Perella reported on the discussions with BYOWC. Mr. Lev again reviewed the fiduciary duties of the directors in these circumstances. Jones Day and Mr. Lev reviewed the terms of the transaction documents, as well as each of the matters relating to the proposed transaction in which the Company's Board of Directors and the Company's management had an interest which could be said to be different from or in addition to the interests of the Company's stockholders generally. See Section 13. Representatives of Wasserstein Perella then presented Wasserstein Perella's financial analysis of the proposed transaction and orally informed the Company's Board of Directors, which advice was subsequently confirmed in writing, that, as of December 20, 1999, in the opinion of Wasserstein Perella, the $19.00 per Share price to be paid in the Offer and the Merger was fair, from a financial point of view, to the holders of the Company's Common Stock. Following the discussion, the Company's Board of Directors, by unanimous vote, approved the Merger Agreement and the transactions contemplated by that agreement.

    Following the approval of the Company's Board of Directors, the Merger Agreement was executed in the early morning hours of December 21, 1999 and the transaction was publicly announced prior to the opening of business on that day.

12. Recommendation of the Company's Board of Directors.

    At a meeting held on December 20, 1999, the Company's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders. The Company's Board of Directors unanimously voted to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

    In approving the Merger Agreement and the transactions contemplated thereby, and recommending that stockholders accept the Offer and tender their Shares pursuant to the Offer, the Company's Board of Directors considered a number of factors including, in addition to the factors mentioned in
Section 11 above, the following:

    - the Company's future prospects, ability to access the capital markets, alternatives available to the Company as a stand-alone enterprise and the absence of strategic alternatives available to the Company;

    - the discussions held by management of the Company with certain possible financial and strategic purchasers or partners of the Company who were not interested in a transaction or not interested in a transaction that would result in a premium to the stockholders similar to that represented by the Per Share Amount being offered in this transaction;

    - certain challenges facing the Company, including increased competition in all segments of the Company's businesses from other companies, particularly those who have demonstrated a higher growth rate and those with a lower cost structure, and the ability of the Company's reorganized sales force to respond to and execute competitively in the face of heightened competition;

    - the intention of Mr. Godfrey, the Company's chief executive officer, to limit his role at the Company in the near future and the prospects of finding a suitable replacement for Mr. Godfrey;

    - the $19.00 Per Share Amount represents a premium of 24.6% over the last reported per Share sales price ($15.25) on NASDAQ on December 20, 1999, the last full trading day prior to the execution of the Merger Agreement, and a premium of 56.6% over the last reported per Share sales price ($12.13) on NASDAQ on December 15, 1999, the last full trading day prior to media reports that the Company was rumored to be entering into an Internet marketing alliance;

    - the $19.00 Per Share Amount to be paid to the stockholders in the Offer and the Merger exceeded the highest price at which the Shares have traded since April 27, 1999 and the highest last reported per Share sales price since February 26, 1999;

    - the financial presentation of Wasserstein Perella at the Company's December 19, 1999 Board of Directors meeting and the oral opinion of Wasserstein Perella, rendered on December 20, 1999, to the effect that based upon and subject to certain matters stated in its opinion, as of that date, the consideration to be received by the holders of the Company's Common Stock pursuant to the Offer and the Merger is fair to the holders, other than Parent and its affiliates, from a financial point of view (the "Fairness Opinion"). Wasserstein Perella confirmed its opinion in writing following the meeting of the Company's Board of Directors. THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH THE MATTERS CONSIDERED AND THE ASSUMPTIONS MADE BY WASSERSTEIN PERELLA, IS ATTACHED HERETO AS
      SCHEDULE V. STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. THE FAIRNESS OPINION IS DIRECTED ONLY TO FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE $19.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS, OTHER THAN PARENT AND ITS AFFILIATES, PURSUANT TO THE OFFER AND THE MERGER, AND IS NOT INTENDED TO CONSTITUTE, AND DOES NOT CONSTITUTE, A RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR AS TO HOW ANY HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AND SHOULD NOT BE RELIED UPON BY ANY HOLDER FOR THAT PURPOSE;

    - the provisions of the Merger Agreement which permit the Company's Board of Directors to consider an unsolicited superior proposal in order to comply with the Company's Board of Directors' fiduciary duties to stockholders;

    - the terms of the Merger Agreement were determined through arm's-length negotiations between the Company and its financial and legal advisors, on the one hand, and Acquisition and its financial and legal advisors, on the other, and provide for the Offer to allow the stockholders to receive payment for their Shares on an accelerated basis; and

    - the ability of the stockholders who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL.

    In evaluating the Offer and the Merger, the members of the Company's Board of Directors considered their knowledge of the business, financial condition and prospects of the Company, and the advice of financial and legal advisors. In view of the variety of factors considered in connection with its evaluation and approval of the Offer, the Merger Agreement and the transactions contemplated thereby, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Company's Board of Directors may have given different weight to different factors.

    The Company's Board of Directors also considered three principal relative detriments/risks of the Offer and the Merger:

    - as a result of the Offer and the Merger, the benefits of the Company's long-term prospects would not be realized by the existing stockholders;

    - the termination fee required by the terms of the Merger Agreement to be paid by the Company in certain circumstances makes it more costly for another potential bidder to propose to acquire the Company on a basis that would be superior to that contemplated by the Merger Agreement; and

    - the Financing Condition.

13. Interests of Certain Persons in the Offer and the Merger.

    GENERAL. In considering the recommendation of the Company's Board of Directors with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of the Company have the interests and relationships summarized below that may present them with potential conflicts of interest in connection with the Offer and the Merger. The Company's Board of Directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Offer and the Merger to the stockholders.

    RELATIONSHIPS WITH PETER GODFREY. Mr. Peter Godfrey is a member of the Company's Board of Directors and is the President and Chief Executive Officer of the Company. In addition to Mr. Godfrey's ownership of 2,800,962 Shares, he holds options to purchase 130,000 Shares. The Company and Mr. Godfrey have entered into an employment agreement pursuant to which the Company has agreed to employ Mr. Godfrey as President and Chief Executive Officer through
December 31, 2000. Under the terms of the employment agreement, in the event
Mr. Godfrey terminates his employment due to a change of control of the Company, as defined in such employment agreement, he will be entitled to receive a lump-sum payment of approximately $1,693,994. Mr. Godfrey may not terminate his employment pursuant to such agreement before the expiration of a six month period after the change of control.

    RELATIONSHIPS WITH WAYNE GARTEN. Mr. Wayne Garten is the Executive Vice President and Chief Financial Officer of the Company. Mr. Garten holds options to purchase 200,000 Shares. The Company and Mr. Garten have entered into an employment agreement pursuant to which the Company has agreed to employ
Mr. Garten as Vice President and Chief Financial Officer through December 31, 2000. Under the terms of the employment agreement, in the event Mr. Garten terminates his employment due to a change of control of the Company, as defined in such employment agreement, he will be entitled to receive a lump-sum payment of approximately $562,632. Mr. Garten may not terminate his employment pursuant to such agreement before the expiration of a six month period after the change of control.

    RELATIONSHIPS WITH ADAM SHAFFER. Mr. Adam Shaffer is the Executive Vice President of Marketing, Advertising and Purchasing. Mr. Shaffer holds options to purchase 582,761 Shares. The Company and Mr. Shaffer have entered into an employment agreement pursuant to which the Company has agreed to employ
Mr. Shaffer as Vice President of Marketing, Advertising and Purchasing through December 31, 2000. Under the terms of the employment agreement, in the event
Mr. Shaffer terminates his employment due to a change of control of the Company, as defined in such employment agreement, he will be entitled to receive a lump-sum payment of $1,082,038. Mr. Shaffer may not terminate his employment pursuant to such agreement before the expiration of a six month period after the change of control.

    RELATIONSHIPS WITH BRUCE L. LEV. Mr. Bruce L. Lev is the Executive Vice President of Legal and Corporate Affairs of the Company. The Company has agreed that within two business days following the consummation of a transaction that results in any person or group (as such term is defined in Rule 13d-3 of the Exchange Act) acquiring more than 50% of the outstanding voting securities of the Company, the Company will pay Mr. Lev a lump-sum cash payment of $500,000. Mr. Lev holds options to purchase 211,000 Shares. The Company and Mr. Lev have entered into an employment agreement pursuant to which the Company has agreed to employ Mr. Lev as Executive Vice President of Legal and Corporate Affairs through December 31, 2000. Under the terms of the employment agreement, in the event Mr. Lev terminates his employment due to a change of control of the Company, as defined in such employment agreement, he will be entitled to receive a lump-sum payment of $1,161,349. Mr. Lev may not terminate his employment pursuant to such agreement before the expiration of a six month period after the change of control.

    OWNERSHIP OF COMMON STOCK. As of December 20, 1999, the directors and executive officers of the Company, as a group, beneficially owned an aggregate of 4,084,360 Shares (representing approximately 11.3% of the then outstanding Shares), excluding Shares subject to options. All such Shares held by such directors and executive officers will be treated in the Merger in the same manner as Shares held by other stockholders. See Section 15. In the aggregate, the directors and executive officers of the Company will be entitled to receive approximately $77,602,840 for their Shares upon consummation of the Offer and the Merger (based on the number of Shares, excluding options, owned on December 20, 1999), assuming a Per Share Amount of $19.00.

    OPTIONS. As of December 20, 1999, the directors and executive officers of the Company held options to acquire an aggregate of 1,787,803 Shares. Immediately after the Effective Date, pursuant to the Merger Agreement, each outstanding option, including those held by such directors and executive officers, whether or not then exercisable will, in accordance with procedures that apply to all holders of options, be canceled, and each holder of an option will be entitled to receive from the Surviving Corporation an amount equal to the positive difference, if any, between the Per Share Amount and the exercise price of the option multiplied by the number of Shares subject to the option.

    For additional information concerning directors and executive officers of the Company, please see Schedule I hereto. The Company's Board of Directors was aware of these actual and potential conflicts of interest and considered them along with the other matters described under Section 12.

    INDEMNIFICATION AND INSURANCE. For a discussion of certain agreements by Parent with respect to indemnification of, and insurance for, directors and officers of the Company, see Section 15.

    To the best knowledge of the Company, all of the executive officers and directors of the Company currently intend to tender all Shares owned by them pursuant to the Offer.

14. Certain Effects of the Offer.

    INDEBTEDNESS OF THE COMPANY.

    The Company currently has an unsecured credit facility under which no borrowings are currently outstanding. Under the terms of the Merger Agreement, the Company is required to maintain $200 million available for the purchase of Shares in the Offer and the Merger, and, as a result, the Company may need to borrow prior to consummation of the Offer for working capital purposes. Upon consummation of the Offer, the Company will guarantee Acquisition's debt financing for the Offer and will enter into the New Credit Facility. Because of the dedication of the Company's cash to the purchase of Shares in the Offer and the Merger, it is anticipated that the Company may need to borrow under the New Credit Facility for working capital. The guarantee and the New Credit Facility will be secured by a pledge of substantially all of the Company's assets. The guarantee and the New Credit Facility will also impose various covenants on the Company. These covenants could restrict the Company's financial and operating flexibility.

    EFFECT ON THE MARKET FOR THE COMPANY'S SHARES.

    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchasers cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    STOCK QUOTATIONS.

    The Shares are currently listed and traded on NASDAQ, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria for continued inclusion on NASDAQ and may cease to be authorized for quotation on such market. Pursuant to the maintenance criteria, issuers on NASDAQ are required to have (i) (A) at least 750,000 publicly held shares, (B) at least 400 holders of round lots,
(C) a market value of publicly held shares of at least $5 million, (D) a minimum bid price per share of $1, and (E) net tangible assets of at least $4 million or
(ii) (A) at least 1.1 million publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $15 million,
(D) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (E) a minimum bid price per share of $5, and (F) at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued inclusion in NASDAQ or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected. In the event that the Shares no longer meet the requirements for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported on the Nasdaq bulletin board or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    REGISTRATION UNDER THE EXCHANGE ACT.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, they would not be eligible for listing on any tier of The Nasdaq Stock Market or for quotation on NASDAQ. According to the Company, as of December 20, 1999, there were 165 holders of record of the Shares. Parent intends to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

15. The Merger Agreement; Stockholder's Agreements.

    THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 referred to in
Section 20 and is incorporated herein by reference. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the Commission in the same manner as set forth in Section 8. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER.

    The Merger Agreement contemplates the commencement of the Offer and prescribes the conditions to the consummation of the Offer. For a description of the Offer Conditions, see Section 17. Assuming the prior satisfaction or waiver of the Offer Conditions, the Purchasers will accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered, according to the following priority:

    - First, Acquisition shall accept for payment and purchase Shares up to a maximum number of Shares equal to the Acquisition Share Number; and

    - Second, the Company shall accept for payment and purchase Shares up to a maximum number of Shares equal to the Company Share Number.

    The "Company Share Number" means the sum of (x) $200,000,000 and (y) the aggregate exercise price of all options to acquire stock of the Company exercised following the date of the Merger Agreement and prior to consummation of the Offer, divided by the Per Share Amount. The "Acquisition Share Number" means the total number of issued and outstanding Shares less the Shares currently owned by BYOWC and less the Company Share Number. The Company agrees that no Shares held by the Company or any subsidiary of the Company will be tendered pursuant to the Offer.

    THE MERGER.

    The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the Effective Time the Company shall be merged with and into Acquisition and, as a result of the Merger, the separate corporate existence of the Company shall cease, and Acquisition shall continue as the Surviving Corporation and a direct subsidiary of Parent.

    CONDITIONS TO THE MERGER.

    The respective obligations of the BYOWC Companies, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Offer shall have been consummated, (ii) the Merger Agreement shall have been adopted by the requisite vote of the stockholders, if required by applicable law, (iii) the absence of any legal restraint preventing the consummation of the Merger and (iv) all consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by the Agreement shall have been obtained, other than where the failure to obtain such consents will not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

    CONVERSION OF SHARES.

    At the Effective Time, (i) each issued and outstanding Share (other than Shares that are held by stockholders properly exercising dissenters' rights under the DGCL and Shares to be cancelled pursuant to clause (ii) below) will be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Merger Agreement or by applicable law, (ii) each Share owned by the Company, BYOWC, Parent, Acquisition or any direct or indirect wholly owned subsidiary of BYOWC immediately prior to the Effective Time shall be canceled, and no payment or other consideration shall be made with respect thereto and (iii) the shares of Acquisition common stock issued and outstanding immediately prior to the Merger will be converted into a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares owned by BYOWC, Parent, Acquisition or any direct or indirect wholly owned subsidiary of BYOWC immediately prior to the Effective Time, which shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

    In addition, at the Effective Time, the Surviving Corporation shall issue to Parent a warrant to purchase common stock at $19.00 per share, on the terms set forth in the Merger Agreement. This warrant enables Parent to purchase shares of the Surviving Corporation so that, upon exercise, the number of outstanding shares of the Surviving Corporation would be substantially the same as the number of Shares outstanding immediately prior to the Offer.

    THE COMPANY'S BOARD OF DIRECTORS.

    The Merger Agreement provides that promptly upon the purchase by Acquisition of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Acquisition or any other affiliate of Parent (including such Shares as are accepted for payment by Acquisition pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding (after reduction for Shares accepted for payment by the Company pursuant to the Offer). At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be appointed or elected to the Board of Directors of the Company in accordance with terms described in this section and to cause Parent's designees so to be appointed or elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors of the Company in accordance with these terms, until the Effective Time the Board of Directors of the Company shall have at least two directors who are directors on the date of the Merger Agreement, each of whom is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of BYOWC (such directors, the "Continuing Directors") or such persons having such qualifications who are designated as "Independent Directors" by a majority of the Continuing Directors in office at the time of such designation (such persons, together with the Continuing Directors, the "Independent Directors"). Notwithstanding anything in the Merger Agreement to the contrary, subsequent to the designation of the directors by Parent and prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Parent's, Acquisition's or BYOWC's obligations thereunder, (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company or (v) amend the Company's Certificate of Incorporation or the Company's Bylaws, each as in effect on the date of the Merger Agreement.

    STOCKHOLDERS' MEETING.

    Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, take all steps necessary so that the Merger Agreement and the Merger will be presented for the approval of the Company's stockholders, either at a stockholders meeting duly called for such purpose or by written consent of stockholders in lieu of a meeting in accordance with the DGCL. BYOWC, Parent and Acquisition have agreed to use their reasonable best efforts to cause such meeting or consent (or the short form merger described in the next following paragraph) to occur within six months after completion of the Offer. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission and, when cleared by the Commission, will mail to stockholders a proxy statement relating to the adoption of the Merger Agreement and the transactions contemplated thereby, or an information statement, as appropriate, satisfying all requirements of the Exchange Act. If Acquisition acquires at least a majority of the outstanding Shares, it will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    The Merger Agreement provides that the Company shall not be required to take the foregoing actions if Parent or Acquisition may consummate the Merger without the vote or approval of the Company's stockholders in accordance with the short term merger provisions of Section 253 of the DGCL.

    OPTIONS

    The Company shall provide a period of 30 days ending on the Effective Time in which each option outstanding to purchase Shares under the Company's stock option plans (including the plans formerly maintained by Inmac Corporation) (each such option, and any other stock option of the Company, a "Company Option"), whether or not then exercisable, may be exercised, provided that such exercise with respect to an otherwise unvested option shall be contingent upon the subsequent occurrence of the Effective Time. At the Effective Time, each Company Option, whether or not then vested or exercisable, shall be cancelled and the holder thereof shall receive from the Surviving Corporation as soon as practicable following consummation of the Merger an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option multiplied by the number of Shares for which the Company Option was granted, subject to reduction only for any applicable withholding taxes. In no event will any Company Options be exercisable after the Effective Time.

    INTERIM OPERATIONS.

    COVENANTS.

    The Merger Agreement requires the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to operate their respective businesses in the ordinary course and to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers, employees and consultants and to preserve their relationships with persons having significant business relations with them. The Merger Agreement restricts the Company and its subsidiaries from entering into certain types of transactions outside the ordinary course of business without the consent of the Parent, including, among others, amending its organizational documents, issuing additional shares of capital stock or rights to acquire its capital stock, making material dispositions of assets, paying dividends, making changes in its capital structure, redeeming its capital stock, settling any stockholder actions against the Company, acquiring businesses, incurring certain additional indebtedness, authorizing certain capital expenditures, entering into or amending certain material contracts, amending its employee benefit or compensation plans, changing accounting policies, making tax elections or compromises and discharging certain liabilities.

    NO SOLICITATION.

    Pursuant to the Merger Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Company's subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals, an "Acquisition Proposal"). The Board of Directors of the Company is not, however, prevented from (i) furnishing information to a third party which has made a BONA FIDE Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and BYOWC or (ii) subject to compliance with the other terms of the Merger Agreement's "No Solicitation" provision, considering and negotiating a BONA FIDE Acquisition Proposal that is a Superior Proposal not solicited in violation of the Merger Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and
(ii), (x) such actions occur at a time prior to the initial consummation of the Offer and (y) the Board of Directors of the Company determines (after due consultation with independent counsel, which may be Jones Day) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties; PROVIDED, FURTHER, that if a third person has made an Acquisition Proposal and the Company cannot determine based upon the information provided by the third person whether the Acquisition Proposal is a Superior Proposal, it may so indicate to the third person. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated by the Merger Agreement taking into account at the time of determination any changes to the financial terms of the Merger Agreement which as of that time had been proposed by Parent. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its the subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company's subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a BONA FIDE public offering of such securities.

    The Merger Agreement requires the Company to immediately notify Parent and Acquisition after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided above. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

    Except to the extent that the Company's Board of Directors determines (after due consultation with independent counsel which may be Jones Day) that it is or is reasonably likely to be required to do so in order to properly discharge its fiduciary duties, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval of such Board of Directors of the Merger Agreement, the Offer or the Merger; PROVIDED, HOWEVER, that in no event may the Board of Directors withdraw or modify its recommendation earlier than the second full business day following Parent's receipt of written notice of the intention of the Board of Directors to do so.

    The Company and the Board of Directors of the Company shall not (i) redeem the Rights, or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless the Merger Agreement has been terminated in accordance with its terms. A deferral of the distribution of Rights following the commencement of a tender offer or exchange offer is not prohibited under the Merger Agreement.

    The Merger Agreement does not restrict the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law, rule or regulation.

    The Company is required to ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions set forth above. The Company is responsible for any failure of such advisors or representatives to comply with such restrictions.

    INDEMNIFICATION AND INSURANCE.

    Pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and the Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

    The Merger Agreement further provides that the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation (and, for these purposes, Jones Day shall be deemed reasonably satisfactory to the Surviving Corporation), (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction. The Merger Agreement also provides that the Surviving Corporation shall honor the Company's obligations under existing indemnification and employment agreements.

    In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    The Merger Agreement provides that the foregoing provisions are intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    Parent has agreed to guarantee the performance by the Surviving Corporation of the indemnification obligations set forth above.

    REPRESENTATIONS AND WARRANTIES.

    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent with respect to, among other things, its organization, subsidiaries, capitalization, authority relative to the Merger Agreement, the absence of contractual or legal violations resulting from the Merger Agreement, governmental approvals with respect to the Merger Agreement, compliance with laws, governmental permits, securities filings, financial statements, the absence of material adverse effects on the Company and certain other events since September 30, 1999, the absence of undisclosed liabilities, litigation, employee benefit plans, labor matters, disclosure documents, the absence of limitations on conduct of business, title to property, taxes, environmental matters, brokers and investment bankers, intellectual property, interested party transactions, insurance, product liability and recalls, fairness opinion, and the amendment of the Rights Agreement.

    Pursuant to the Merger Agreement, Parent and BYOWC have made customary representations and warranties to the Company with respect to, among other things, their organization, authority relative to the Merger Agreement, governmental approvals with respect to the Merger Agreement, the absence of contractual or legal violations resulting from the Merger Agreement, disclosure documents, finders and investment bankers, the commitments for Parent's financing arrangements, the activities of Acquisition, Parent's "interested stockholder" status, BYOWC's beneficial ownership of Shares and the solvency of the Surviving Corporation.

    Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the capitalized term "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, or Parent, BYOWC or any of their respective subsidiaries, as the case may be, in each case taken as a whole; PROVIDED, HOWEVER, that effects of changes that are applicable to or arise on account of (A) any changes in economic, regulatory, or political conditions generally, (B) the United States securities markets, (C) the Merger Agreement or the transactions contemplated by the Merger Agreement, (D) the computer reseller industry generally, or (E) the effect of the public announcement of the transactions contemplated hereby, including, without limitation, any effect on current or prospective customers or employees of the Company, is excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

    The failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant is deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, or results of operations of the Company and its subsidiaries, or Parent, BYOWC or any of their respective subsidiaries, as the case may be, in each case taken as a whole, are or are reasonably likely to be materially worse than if such representation or warranty had been true and correct or such obligation, agreement or covenant had been performed, excluding, however, the effects of the changes specified in the proviso set forth in preceding paragraph, (y) in the case of the Company, such representation or warranty materially misstates the capitalization of the Company and/or its subsidiaries or (z) the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement of covenant materially and adversely affects the ability of the Company or Parent, as the case may be, timely to consummate the transactions contemplated by the Merger Agreement.

    REASONABLE EFFORTS.

    Under the Merger Agreement, each of the Company, BYOWC, Parent and Acquisition has agreed to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement. In addition, the Company has agreed to cooperate reasonably with BYOWC, Parent and Acquisition in connection with the negotiation and documentation of the debt financing.

    PUBLIC ANNOUNCEMENTS.

    So long as the Merger Agreement is in effect, the Company, and Parent, have agreed not to issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated thereby without the consent of the other party, which shall not to be unreasonably withheld, except where such release or announcement is required by applicable law or pursuant to any applicable listing agreement with, or rules or regulations of NASDAQ, if it has used all reasonable efforts to consult with the other party.

    EMPLOYEE MATTERS.

    Under the Merger Agreement, Parent shall cause the Surviving Corporation to
(i) satisfy all obligations of the Company under each existing severance agreement or employment agreement between the Company and any of its officers or employees, and (ii) for a period of one year beginning on the Effective Time, provide each individual who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "Company Employee"), so long as he or she remains employed by the Surviving Corporation or a subsidiary thereof during such one-year period, with (x) health and welfare benefits that are comparable in the aggregate to such benefits as are provided to Company Employees immediately prior to the Effective Time; (y) severance benefits pursuant to the Company's Severance Pay Plan in effect immediately prior to the Effective Time; and (z) 401(k) plan benefits and deferred compensation benefits as in effect under the Company's 401(k) plan and deferred compensation plan in effect immediately prior to the Effective Time. Notwithstanding the foregoing, Parent, the Surviving Corporation, or any subsidiary thereof may (A) terminate, amend or modify any health and welfare employee benefit plan, program or arrangement in any respect, (B) terminate the employment of any employee of, or the service of any independent contractor, leased employee or other service provider to, the Surviving Corporation or any subsidiary thereof, and
(C) modify the terms and conditions of the employment of any such employee or the service of any such independent contractor, leased employee or other service provider. The Merger Agreement expressly provides that the provisions of the foregoing paragraph are not enforceable by any third party, including, without limitation, any Company Employee, collective bargaining unit or employee organization.

    The Merger Agreement provides that the Company shall use its reasonable best efforts to obtain from each holder of a Company Option his or her consent to the provisions described above under "--Options" prior to the initial Expiration Date of the Offer. The Company has agreed to obtain such consent from the holders of 80% of such Company Options within 15 business days after the date of the Merger Agreement.

    FINANCING COVENANTS.

    Parent has agreed not to, without the prior consent of the Company (which consent shall not be unreasonably withheld), materially amend, modify or waive any of the terms of the financing arrangements for the Offer if such amendment, modification or waiver would, among other things, have a significant adverse effect on or significantly delay the consummation of the Offer and/or the Merger. BYOWC and Parent have further agreed to enforce, to the fullest extent permitted under applicable law, the obligations of the respective investment and financing sources to provide the financing for the Offer and the Merger and will use their reasonable best efforts to consummate such financing arrangements.

    The Company has agreed (i) until the Offer is consummated, to maintain on hand cash, cash equivalents and/or marketable securities equal to $200,000,000 plus the aggregate exercise price of Company Options exercised after the date of the Merger Agreement; (ii) to guarantee and secure the Term Loan Facilities to be entered into by Acquisition; and (iii) to enter into the New Credit Facility.

    TERMINATION; FEES.

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the
Merger:

        (a) by duly authorized mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the initial consummation of the Offer shall not have occurred on or before March 31, 2000, PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time;

        (c) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in
    Section 17, the Offer shall have terminated or expired in accordance with its terms without Acquisition having purchased any Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any conditions set forth in
    Section 17 shall be a basis for termination of the Merger Agreement under any other clause of this section, a termination pursuant to this clause shall be deemed a termination under such other clause;

        (d) by either Parent or the Company if any Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

        (e) by Parent if, whether or not permitted to do so by the Merger Agreement, the Board of Directors of the Company or the Company shall have
    (x)(i) withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger;
    (ii) approved or recommended to the stockholders of the Company any Acquisition Proposal or Alternative Transaction; or (iii) approved or recommended that the stockholders of the Company tender their Shares in any tender or exchange offer that is an Alternative Transaction; or (y) taken any public position or made any disclosures to the Company's stockholders, whether or not permitted pursuant to the "No Solicitation" provisions of the Merger Agreement described above, which has the effect of any of the foregoing;

        (f) by Parent or the Company, if any representation or warranty of the other party in the Merger Agreement shall not have been true when made (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties), if such failure to be true and correct, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; PROVIDED that, if such misrepresentation is curable prior to the initial Expiration Date (or any extension thereof) through the exercise of the misrepresenting party's reasonable best efforts and for so long as such party continues to exercise such reasonable best efforts, the other party may not terminate the Merger Agreement pursuant to this clause;

        (g) by Parent or the Company, if any representation or warranty of the other party shall have become untrue (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties), other than as a result of a breach or failure to perform by such party of any of its covenants or agreements under the Merger Agreement, if such failure to be true and correct, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; PROVIDED, that if such misrepresentation is curable prior to the initial Expiration Date (or any extension, thereof) through the exercise of the misrepresenting party's reasonable best efforts, and for so long as such party continues to exercise such reasonable best efforts, the other party may not terminate the Merger Agreement pursuant to this clause;

        (h) by Parent or the Company, if the other party shall have materially breached any of its covenants or other agreements contained in the Merger Agreement; PROVIDED, THAT, except for any breach of the Company's obligations under the "No Solicitation" provision of the Merger Agreement described above, if such breach is curable by the breaching party prior to the initial Expiration Date (or any extension thereof) through the exercise of such party's reasonable best efforts and for so long as such party continues to exercise such reasonable best efforts, the other party may not terminate the Merger Agreement under this clause. The parties have agreed that for purposes of this clause (h), (x) the Company's failure to obtain the consent of the holders of 80% of the Company's Options described under "--Options" above shall be deemed a material breach, and (y) a failure by Parent, Acquisition, or BYOWC to comply with its financing covenants set forth in the Merger Agreement and summarized above under "--Financing Covenants" shall be deemed a material breach; and

        (i) by the Company, in order to accept a Superior Proposal, PROVIDED, THAT, the Offer shall not theretofore have been initially consummated; the Board of Directors of the Company reasonably determines (after due consultation with independent counsel, which may be Jones Day), that it is or is reasonably likely to be required to accept such proposal in order to discharge properly its fiduciary duties; the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; the Company shall in fact accept such proposal; the Company shall have paid the fee and expenses contemplated by the Merger Agreement; and the Company shall have complied in all respects with the provisions of the section regarding "No Solicitation."

    Notwithstanding the foregoing, the right to terminate the Merger Agreement pursuant to clauses (e), (f), (g) and (h) above shall not be available to Parent if Acquisition or any other affiliate of Parent shall have acquired Shares pursuant to the Offer.

    In the event of termination of the Merger Agreement in accordance with its terms, the Merger Agreement generally shall become void with no liability on the part of any party thereto or of any of its affiliates, directors, officers or stockholders except for any obligation of the Company or Parent to pay certain fees and expenses as set forth in the Merger Agreement. Notwithstanding the foregoing, no such termination shall relieve any party from any liability for any willful breach of the Merger Agreement prior to termination and nothing shall relieve BYOWC and the Company or any of their affiliates of their obligations under the Confidentiality Agreement.

    The Merger Agreement provides that if the Merger Agreement is terminated:

        (i) by Parent or the Company pursuant to the provision described in clause (b) or (c) above and an Alternative Transaction is publicly announced by the Company or any third party within nine months following the date of such termination and such transaction is at any time thereafter consummated on substantially the terms theretofore announced. For purposes of this provision, all references to 30% in the definition of Alternative Transaction are deemed to refer to 40%.

        (ii) by Parent pursuant to the provisions described in clause (e) above; or

        (iii) by the Company pursuant to the provision described in clause (i) above, then the Company shall pay Parent a fee of $14.5 million and shall also pay Parent $3 million to reimburse Parent for documented expenses relating to the transactions contemplated by the Merger Agreement (which expenses shall include all fees and expenses payable to any financing sources).

    The Merger Agreement also provides that if the Merger Agreement is terminated by Parent pursuant to clauses (f) or (h) above, the Company will pay Parent's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of counsel and accountants) in an aggregate amount not to exceed $3 million, and shall also pay Parent's actual and documented out-of-pocket expenses in the nature of fees, costs and expenses paid to financing sources.

    The Merger Agreement further provides that if the Merger Agreement is terminated by the Company pursuant to clauses (f) or (h) above, Parent will pay the Company's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses of financial advisors) in an aggregate amount not to exceed
$3 million.

    The Merger Agreement provides that no fee or expenses will be paid to a party if such party was in material breach of its obligations immediately prior to the termination that triggered payment of such fee or expenses.

    OBLIGATIONS OF BYOWC.

    BYOWC has agreed to be jointly and severally responsible with Parent and/or Acquisition for each and every obligation of Parent and Acquisition under the Merger Agreement to be performed at or prior to the Effective Time.

STOCKHOLDER'S AGREEMENTS.

    As an inducement to the BYOWC Companies to enter into the Merger Agreement with the Company, Mr. Godfrey and Mr. Dennis (the "Stockholders"), who in the aggregate own approximately 10.1% of the outstanding Shares on a fully diluted basis, have each entered into a stockholder's agreement (the "Stockholder's Agreements") with Parent and Acquisition.

    The following summary of certain provisions of the Stockholder's Agreements, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Stockholder's Agreements. You may examine or obtain copies of the Stockholder's Agreements in accordance with the procedures set forth in Section 8.

    Each Stockholder has agreed that he shall tender all his Shares in the Offer and that he shall not withdraw any Shares so tendered.

    In addition, each Stockholder has agreed not to transfer, or consent to any transfer of any or all of such Stockholder's Shares or any interest therein (except as contemplated by the applicable Stockholder's Agreement), enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares or any interest therein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares or any interest therein except with respect to election of directors at the Company's annual meeting, deposit the Shares into a voting trust or enter into a voting arrangement or agreement with respect to the Shares or take any other action that would in any way restrict, limit or interfere with his obligations under the applicable Stockholder's Agreement.

    Each Stockholder, only in his capacity as a stockholder, has also agreed not to, directly or indirectly, solicit, initiate or encourage the submission of any Acquisition Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

    Each Stockholder, only in his capacity as a stockholder, has agreed to vote such Stockholder's Shares against, or refrain from giving consent in favor of
(i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    Each Stockholder has made certain representations and warranties in his Stockholder's Agreement, including with respect to (i) ownership of his Shares,
(ii) the authority to enter into and perform his obligations under such Stockholder's Agreement and the absence of required consents and statutory or contractual conflicts or violations, (iii) the absence of liens, claims, security interests, proxies, voting trusts or other arrangements or any other encumbrances on or in respect of his Shares, except for those disclosed to Acquisition (iv) finder's fees, and (v) an acknowledgment of Parent's reliance upon the Stockholder's execution of the Stockholder's Agreement in entering into, and causing to enter into, the Merger Agreement.

    Each Stockholder's Agreement, and all rights and obligations thereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the date that Parent or Acquisition shall have purchased and paid for the Shares of such stockholder pursuant to the terms of the respective Stockholder's Agreement; PROVIDED, HOWEVER, that the termination of the Stockholder's Agreement shall not relieve any party of liability for breach of such agreement prior to its termination.

16. Dividends and Distributions.

    As discussed in Section 15, the Merger Agreement provides that the Company will not take certain actions such as paying dividends on, or making any other distributions in respect of, any of its capital stock, splitting, combining, or reclassifying any of its capital stock or purchasing, redeeming, or otherwise acquiring any shares of capital stock of the Company.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares except in accordance with the Offer or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options issued prior to such date), then, without prejudice to Acquisition's rights under the Merger Agreement, Acquisition (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of Acquisition or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Acquisition's rights under the Merger Agreement,
(i) the price per Share payable by Purchasers pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of Acquisition, be reduced by the amount of any such cash dividend or distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Acquisition and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Acquisition, accompanied by appropriate documentation of transfer or
(b) at the direction of Acquisition, be exercised for the benefit of Acquisition, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance, Acquisition will be entitled, subject to applicable law, to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Acquisition in its sole discretion.

17. Certain Conditions to the Offer.

    CONDITIONS TO ACQUISITION'S OFFER.

    Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act (relating to the obligation of Acquisition to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules and regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate Acquisition's obligations to purchase Shares under the Offer, if
(i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and before the initial time of acceptance of Shares for payment pursuant to the Offer, any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law rule or regulation shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case
    (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, which is material to the business of the Company taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or its or BYOWC's business or assets or which would substantially deprive Parent and/or its affiliates and/or subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Acquisition pursuant to the Offer or acquired by Parent in the Merger on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company (other than prior to the Effective Time, by reason of there being minority stockholders in the Company); or

        (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a Governmental Authority seeking (i) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

        (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

        (d) Parent and the Company shall have agreed in writing that Acquisition shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

        (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on NASDAQ, or (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or

        (f) all proceeds of the $130 million of equity financing to which FS Partners has committed and the Term Loan Facilities necessary to consummate the Offer shall not have been received by Acquisition or the New Credit Facility shall not be in effect; PROVIDED that this condition shall not apply if (i) the failure of

    Acquisition to receive the proceeds of such financing or the failure of the New Credit Facility to be in effect shall have been occasioned by the action or inaction by BYOWC or Parent, which action or inaction also constitutes a breach of any material covenant, representation or warranty of BYOWC or Parent under the Merger Agreement, or (ii) the failure of Acquisition to receive the proceeds of the equity financing to which FS Partners has committed shall have been occasioned by the inability to document such financing in a manner reasonably satisfactory to FS Partners; or

        (g) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date) (in each case without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, if such failure to be true and correct or such failure to perform, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured prior to the initial Expiration Date (as it may be extended); or

        (h) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

        (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act)
    ("person/group"), other than Parent and Acquisition and any person/group identified in the Company's Proxy Statement dated June 3, 1999), shall have acquired beneficial ownership of more than 15% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 15% of the outstanding Shares and which, in each case, does not tender the Shares beneficially owned by it in the Offer;
    (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

        (j) any change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to have a Material Adverse Effect with respect to the Company; or

        (k)  the Rights shall have become exercisable; or

        (l) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days; or

        (m) the Company's offer shall not be consummated at the same time as Acquisition's offer (other than by reason of the fact that the number of Shares tendered in the Offer were not sufficient to require the purchase of Shares by the Company in the Offer pursuant to the Merger Agreement).

    The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by Parent and Acquisition regardless of the circumstances giving rise to any such condition, and may be waived by Parent and Acquisition, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Acquisition. The failure by Parent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    Should Acquisition's obligation to purchase Shares under the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

    CONDITIONS TO THE COMPANY'S OFFER.

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act (relating to the obligation of the Company to pay for or return tendered Shares promptly after termination or withdrawal of the Company's offer), pay for any Shares and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Company's obligations to purchase Shares under the Offer if (i) the Minimum Condition shall not have been satisfied or
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and before the initial time of acceptance of Shares for payment pursuant to the Offer, any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case restrains or prohibits the making or consummation of the Offer or the consummation of the Merger; or

        (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger; or

        (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms including by the Company to accept a Superior Proposal in accordance with the terms of the Merger Agreement; or

        (d) Parent and the Company shall have agreed that Acquisition shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

        (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on NASDAQ or (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or

        (f) any of the representations and warranties made by Parent in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date) (in each case without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), or Parent shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement, if such failure to be true and correct or such failure to perform, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, PROVIDED, however, that such breach or failure to perform is incapable of being cured or has not been cured prior to the initial Expiration Date (as it may be extended); or

        (g) the New Credit Facility shall not be in effect, PROVIDED that this condition shall not apply if the failure of the New Credit Facility to be in effect shall have been occasioned by the action or inaction of the Company, which action or inaction also constitutes a breach of any material covenant, representation or warranty of the Company under the Merger Agreement; or

        (h) Acquisition's offer shall not be consummated at the same time as the Company's offer.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the

Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Company's obligation to purchase Shares under the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

18. Certain Legal Matters.

    GENERAL.

    Except as described in this Section 18, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the BYOWC Companies are not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchasers' acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While the Purchasers do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Acquisition may decline to accept for payment or pay for any Shares tendered. See Section 17.

    STATE TAKEOVER LAWS.

    The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, PROVIDED that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither BYOWC, Parent nor Acquisition is or will be considered an "interested stockholder" pursuant to Section 203.

    Neither Parent nor Acquisition has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Acquisition has presently sought to comply with any state takeover statute or regulation. Parent and Acquisition reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Acquisition might be required to file certain information with, or to receive approval from, the relevant state authorities, and Acquisition might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST.

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Because Parent and Acquisition are newly formed entities and upon consummation of the Offer, no person is expected to own 50% or more of the voting securities of Parent, Parent and Acquisition do not believe that the acquisition of Shares in the Offer and Merger will be subject to notification under the HSR Act.

    The HSR Act may be applicable to the acquisition of voting securities of Parent by certain investors as the formation of a corporate joint venture. If applicable to a particular investor, the acquisition by such investor of voting securities of Parent may not be consummated until the expiration of a 30-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC (unless earlier terminated pursuant to a request therefor, which requests will be made). If, within such 30-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material, the waiting period would be extended for an additional period of 20 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Parent. The only investors in Parent to whom the HSR Act is expected to apply are BYOWC and FS Partners. Each of BYOWC and FS Partners expects to file a Notification and Report Form with respect to the Offer under the HSR Act on December 29, 1999, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on January 27, 1999 unless a request for additional information or documentary material is received or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by Acquisition pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which the Company, BYOWC and the other persons expected to invest in Parent are engaged, Parent and Acquisition do not believe that consummation of the Offer or the acquisition of interests in Parent will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 17 for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

    19. Fees and Expenses. The BYOWC Companies and the Company have retained Credit Suisse First Boston to act as Dealer Manager, and the BYOWC Companies have retained MacKenzie Partners, Inc. to act as the Information Agent and EquiServe L.P. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The BYOWC Companies and the Company have agreed to indemnify the Dealer Manager, and Acquisition has agreed to indemnify the Information Agent and the Depositary, against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    None of BYOWC, the Company, Parent or Acquisition will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchasers for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    20. Miscellaneous. The Offer is being made to all holders of Shares. The Purchasers are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchasers becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchasers will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchasers cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the BYOWC Companies or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Parent, Acquisition and BYOWC have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. The Company has filed a Solicitation/Recommendation Statement on
Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules and a Schedule 13E-4 together with all exhibits thereto, pursuant to Rule 13(e)-4 of the Exchange Act Rules. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                              BRIDGEPORT ACQUISITION CORPORATION
                                                           MICRO WAREHOUSE, INC.

DECEMBER 28, 1999

                                   SCHEDULE I

             Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder

    This Information Statement is being mailed on or about December 28, 1999 as part of the Offer to Purchase. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Offer to Purchase. You are receiving this Information Statement in connection with the possible election of persons designated (the "Parent Designees") by Parent to the Company's Board of Directors. This Information Statement is required by Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with this Information Statement.

    The Offer commenced on December 28, 1999 and is scheduled to expire at 5 p.m. New York City Time, on Friday, January 28, 2000, unless extended upon the terms set forth in the Offer to Purchase.

    The information contained in this Information Statement concerning Parent and Acquisition has been furnished by Parent. The Company assumes no responsibility for the accuracy or completeness of that information.

                        Voting Securities of the Company

    The Shares constitute the only class of voting securities of the Company outstanding. Each Share has one vote. As of December 20, 1999, there were 36,070,878 Shares issued and outstanding.

                            Designation of Directors

    The Merger Agreement provides that, promptly upon payment by Acquisition for Shares pursuant to the Offer (provided the Minimum Condition is satisfied), Parent is entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors that will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company's Board of Directors (giving effect to the directors appointed or elected pursuant to such provision and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Acquisition or any other affiliate of Parent (including for the purposes of such provision, such Shares as are accepted for payment by Acquisition pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding (after reduction for Shares accepted for payment by the Company pursuant to the Offer). At such time, if requested by Parent, the Company will also cause each committee of the Company's Board of Directors to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Company's Board of Directors. The Merger Agreement also provides that the Company shall, upon request by Parent, promptly increase the size of the Company's Board of Directors or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors and shall cause Parent's designees to be so elected. However, in the event that Parent's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors shall have at least two directors who are directors on the date hereof, each of whom is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of BYOWC (such directors, the "Continuing Directors") or such persons having such qualifications who are designated as "Independent Directors" by a majority of Continuing Directors in office at the time of such designation.

    BYOWC and FS Partners have agreed that, in the event Parent is entitled to designate directors pursuant to the foregoing provisions, such Parent designees shall be appointed by BYOWC and FS Partners in the same proportion as BYOWC and FS Partners are each entitled to appoint their respective representatives to the Board of Directors of the Surviving Corporation. Parent has informed the Company that it will select its designees from the following individuals:

                           Parent Director Designees

                                                  Present Principal Occupation or
                                                     Employment and Five-Year
Name                                     Age            Employment History             Other Directorships
----                                   --------   -------------------------------  ---------------------------
Gary L. Wilson.......................     59      See Schedule II                  Northwest Airlines Corp.,
                                                                                   CB Richard Ellis, Inc.
                                                                                   (real estate services), On
                                                                                   Command Corp. (hotel movie
                                                                                   distribution systems), and
                                                                                   The Walt Disney Company.
Jerome B. York.......................     61      See Schedule II                  Apple Computer, Inc.,
                                                                                   Metro-Goldwyn-Mayer, Inc.,
                                                                                   MGM Grand, Inc., National
                                                                                   TechTeam, Inc. (information
                                                                                   technology provider) and
                                                                                   Waste Management, Inc.
Alfred D. Boyer......................     49      See Schedule II                              --
Alfred A. Checchi....................     50      See Schedule II                  Northwest Airlines Corp.
Michael S. Ovitz.....................     53      See Schedule II                  J. Crew Group, Inc.
                                                                                   (apparel) and Yankee Candle
                                                                                   Corporation (candle
                                                                                   manufacturer).
Bradford M. Freeman..................     57      General Partner, Freeman Spogli  CB Richard Ellis, Inc. and
                                                  (Investments), since 1983.       RDO Equipment Company
                                                                                   (agricultural and
                                                                                   industrial equipment
                                                                                   distributor).
William C. Johnson...................     59      Affiliated Operating Executive,  Century Maintenance Supply,
                                                  Freeman Spogli, since 1993;      Inc. (distributor of
                                                  Vice Chairman, Brylane Inc.      maintenance, repair and
                                                  (catalog retailer) since 1993;   supply products to the
                                                  Chief Executive Officer,         multi- family housing
                                                  Grolier Incorporated             industry), and Medical Arts
                                                  (publishing and printing         Press (direct marketer of
                                                  company) 1990-1994.              office supplies to
                                                                                   healthcare professionals).
Jon D. Ralph.........................     35      General Partner, Freeman         Envirosource, Inc.
                                                  Spogli, since 1998; various      (environmental and
                                                  other capacities at Freeman      industrial services), The
                                                  Spogli since 1989.               Pantry, Inc. (convenience
                                                                                   store chain), Hudson
                                                                                   Respiratory Care Inc.
                                                                                   (medical devices), River
                                                                                   Holding Corp. (medical
                                                                                   devices) and Century
                                                                                   Maintenance Supply, Inc.
Charles P. Rullman...................     51      General Partner, Freeman         The Pantry, Inc., Hudson
                                                  Spogli, since 1995; General      Respiratory Care Inc. and
                                                  Partner Westar Capital           River Holding Corp.
                                                  (Investments), 1992-1995.

        Security Ownership of Certain Beneficial Holders and Management

Security Ownership of Certain Beneficial Holders

    The following table sets forth certain information concerning the beneficial ownership as of December 20, 1999 (the "Measurement Date") regarding those persons known to the Company to have been owners on such date of more than 5% of the Shares then outstanding based on filings pursuant to Rule 13d of the Exchange Act.

                                                       Amount Beneficially   Percentage of Common
Name And Address Of Beneficial Owner                        Owned(1)          Stock Outstanding
------------------------------------                   -------------------   --------------------
Massachusetts Financial Services Company(2)..........       4,370,921                12.1%
  500 Boylston Street
  Boston, MA 02116
Peter Godfrey(3).....................................       2,901,628                 8.0%
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
MFS Series Trust II-MFS Emerging Growth Fund(2)......       2,857,100                 7.9%
  500 Boylston Street
  Boston, MA 02116
Mellon Bank Corporation(4)...........................       1,900,000                 5.3%
  One Mellon Bank Center
  Pittsburgh, PA 15258

------------------------

(1) Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all these Shares.

(2) Information concerning beneficial ownership by Massachusetts Financial Services Company ("MFS") and MFS Series Trust II-MFS Emerging Growth Fund ("MEG") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 11, 1999. This report indicates that, of the 4,370,921 Shares, MFS has sole voting power with respect to 4,357,371 Shares and no shared voting power and has sole dispositive power with respect to 4,370,921 Shares. Additionally, of the 4,370,921 Shares beneficially owned by MFS, 2,857,100 Shares or 7.9% are also beneficially owned by MEG and 1,513,821 Shares are also beneficially owned by certain other non-reporting entities as well as MFS. In total, MFS and MEG beneficially own 4,370,921 Shares or 12.1% of the outstanding Shares. MFS and MEG have their principal business offices at 500 Boylston Street, Boston, MA 02116.

(3) Includes 100,666 Shares that Mr. Godfrey has the right to acquire within 60 days of the Measurement Date through the exercise of stock options.

(4) Information regarding beneficial ownership by Mellon is based on the Company's information and belief. To the Company's knowledge there have been no Commission filings confirming this information.

                        Security Ownership of Management

    The following table sets forth certain information concerning the beneficial ownership of Common Stock as of the Measurement Date by:

    -- the Directors

    -- each of the Executive Officers named in the Summary Compensation Table

    -- all Directors and Executive Officers as a group.

    The Amount and Nature of Beneficial Ownership column includes Shares that may be acquired within 60 days of the Measurement Date through the exercise of stock options.

                                                                        Stock Options
                                                                        that will be
                                                          Amount      Exercisable as of   Percent of
                                                       Beneficially     February 26,         Class
Name And Address of Beneficial Owner                     Owned(1)           2000          Outstanding
------------------------------------                   ------------   -----------------   -----------
Peter Godfrey........................................    2,901,628          100,666            8.0%
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854

Felix Dennis.........................................    1,275,963               --            3.5%
  39 Goodge Street
  London, England W1P 1FD

Frederick H. Fruitman................................       45,000           45,000              *
  Loeb Partners Corporation
  61 Broadway 24th Floor
  New York, NY 10006

Joseph M. Walsh......................................       45,000           40,000              *
  Curtis Circulation Company
  730 River Road
  New Milford, NJ 07646

Wayne P. Garten......................................      121,667          121,667              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854

Bruce L. Lev.........................................      158,467          158,467              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854

Adam Shaffer.........................................      392,345          392,345              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854

Jeffrey Gentile......................................       16,400           16,400              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854

All Directors and Officers as a Group (31 persons)...    5,089,136        1,004,776           14.1%

------------------------

*   Represents less than one percent

(1) Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all these Shares.

      Information Concerning the Board of Directors and Executive Officers

Identification of Directors

    The names, ages and related information of the directors of the Company as of the Measurement Date appear below.

Name                                     Age         Present Offices Held in the Company      Director Since
----                                   --------   ------------------------------------------  --------------
Felix Dennis.........................     52      Director and Principal Consultant                1992
Frederick H. Fruitman................     49      Director                                         1992
Peter Godfrey........................     54      Director, Chairman of the Board, President       1987
                                                  and Chief Executive Officer
Joseph M. Walsh......................     56      Director                                         1993

    FELIX DENNIS, 52, co-founder, has served as a director since October 1992 and as a principal consultant from the Company's inception in 1987 through December 31, 1998. Since 1972, Mr. Dennis has been Chairman of Dennis Publishing, Ltd., an independently owned publishing company that publishes MACUSER and COMPUTER SHOPPER magazines, as well as other magazines in the United Kingdom and the United States.

    FREDERICK H. FRUITMAN, 49, became a director in December of 1992. Since 1990 he has been a Managing Director of Loeb Partners Corporation, an investment banking firm. Mr. Fruitman is a director of FIND/SVP, Inc.

    PETER GODFREY, 54, co-founder, was appointed Chairman on January 25, 1994 and has served as President and Chief Executive Officer from the Company's inception until October 1996 and from October 1997 to the present. Mr. Godfrey has served as a director since the Company's inception.

    JOSEPH M. WALSH, 56, became a director in February of 1993. Since
December 1992 he has served as Chairman and Chief Executive Officer of Curtis Circulation Company. From 1972 through 1974 and from 1982 through November 1992 he served as President of Curtis. From 1974 through 1982 he was Executive Vice President of Cadence Industries Corporation and President of certain of its subsidiaries including Data Systems for Health (a computerized national billing company), US Pencil and Stationery Company (primarily an advertising specialty mail-order company) and Perfect Subscription Companies (which were formerly Perfect School Plans, Moore-Cottrell and Keystone Readers Service). He is a Certified Public Accountant.

Executive Officers

    Set forth below is certain information concerning the executive officers of the Company:

Name                                     Age                     Position with the Company
----                                   --------   -------------------------------------------------------
Peter Godfrey(1).....................     54      Chairman of the Board, President and Chief Executive
                                                  Officer
Stephen J. Carline...................     39      Executive Vice President of Sales
Wayne P. Garten......................     47      Executive Vice President & Chief Financial Officer
Bruce L. Lev.........................     56      Executive Vice President of Legal & Corporate Affairs,
                                                  General Counsel and Secretary
Adam Shaffer.........................     34      Executive Vice President of Marketing, Advertising and
                                                  Purchasing
Geoffrey Boytos......................     41      Senior Vice President of Database Marketing and Brand
                                                  Management
Jeffrey Gentile......................     36      Senior Vice President of Merchandising

------------------------

(1) Additional information with respect to Mr. Godfrey can be found above under "Identification of Directors."

    STEPHEN J. CARLINE has served as Executive Vice President of Sales since October 1998. Mr. Carline was co-founder and from November 1997 through
November 1998 served as principal member of Discovery Training & Development, L.L.C., a telesales and teleservice training and consulting firm specializing in business-to-business sales for the IT industry. From September 1996 to July 1997 Mr. Carline was Vice President of Sales of Insight Enterprises, Inc., a direct marketer of computers and computer-related products. From 1986 through 1996 he served in a variety of positions at Careertrack, Inc., an international direct marketer of training and development programs, including Vice President of Sales and Operations from 1995 to 1996, Director, Sales Division from 1991 to 1995, Director, Operations Division from 1989 to 1991 and Manager Customer Service Department from 1986 through 1989.

    WAYNE P. GARTEN has served as Executive Vice President and Chief Financial Officer since December 1997 and as Senior Vice President and Chief Financial Officer from February 1997 to December 1997. From 1983 to August 1996
Mr. Garten was employed by Hanover Direct, Inc., a specialty brand direct marketer, and its predecessor company The Horn and Hardart Company, where he served as Executive Vice President and Chief Financial Officer from 1989 until 1996. Mr. Garten is a Certified Public Accountant.

    BRUCE L. LEV has served as Executive Vice President of Legal and Corporate Affairs, General Counsel and Secretary since December 1997. From April 1995 until December 1997 he served as Vice President, General Counsel and Secretary. Mr. Lev has served as Secretary since inception. The law firm of which he was Senior Partner has served as an outside counsel since our inception. A successor to that firm, Lev & Berlin, P.C., continues in this capacity and Mr. Lev is of counsel to the firm. Prior to joining us, Mr. Lev had been a lawyer in private practice since 1968.

    ADAM SHAFFER has served as Executive Vice President of Marketing, Advertising and Purchasing since December 1997 and served as Vice President of Product and Marketing from November 1996 to December 1997. Mr. Shaffer served as Vice President of Worldwide Marketing from January 1996 to November 1996. From April 1993 to January 1996 he served as Vice President of Marketing. From
April 1992 to March 1993 he served as director of our MacShopper division.

    GEOFFREY BOYTOS has served as Senior Vice President of Database Marketing and Brand Management since January of 1998 and served as Vice President of Database Marketing from November 1996 to January 1998. From 1992 to 1996
Mr. Boytos served as our Director of Database Marketing.

    JEFFREY GENTILE has served as Senior Vice President of Merchandising since January 1998. Mr. Gentile has been with the Company since 1992 serving in a variety of management-level positions including Director of Datacom Warehouse and Group Director of Marketing.

        BOARD OF DIRECTORS MEETINGS, COMPENSATION OF CERTAIN DIRECTORS,
                          AND COMMITTEES OF THE BOARD

    The Board of Directors of the Company (the "Board") held a total of four meetings during 1998. Each Director attended in person or by telephone all of the meetings of the Board and their respective committee meetings.

    Frederick H. Fruitman became a Director in December 1992 and Joseph M. Walsh became a Director in February 1993. Neither of them is an officer, employee or consultant. Each receives an annual fee of $20,000 for services rendered as a Director and as a member of the Board's Committees. In addition, each received a bonus payment of $50,000 in early 1998 attributable to special assistance provided beyond the normal scope of his Director responsibilities. As of January 1, 1999 each also receives a fee of $1,000 per Board meeting attended and $500 per Committee meeting attended.

AUDIT COMMITTEE

    The Audit Committee's responsibilities include recommending to the Board the independent public accountants to conduct the annual audit of our books and accounts, reviewing the proposed scope of the audit and approving the audit fees to be paid. The Audit Committee also reviews with the independent public accountants and with management the adequacy and effectiveness of the Company's internal auditing, accounting, financial and ethical business conduct controls. In addition, the Audit Committee reviews audited financial statements with the independent public accountants. The members of the Audit Committee are Messrs. Fruitman and Walsh. The Audit Committee held four meetings during 1998.

COMPENSATION AND STOCK OPTION COMMITTEE

    The Compensation and Stock Option Committee's responsibilities include reviewing the Company's executive compensation policy and approving the salaries of all officers and certain other of the Company's employees. It also supervises the administration of all stock option and benefit plans and other matters affecting executive compensation, subject to further approval of the Board. The members of the Compensation and Stock Option Committee are Messrs. Fruitman and Walsh. The Compensation and Stock Option Committee held four meetings during 1998.

NOMINATING COMMITTEE

    The Nominating Committee's responsibilities include proposing a slate of directors for selection by the stockholders at each annual meeting and proposing candidates to fill vacancies on the Board. The members of the Nominating Committee are Messrs. Fruitman and Walsh.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

GENERAL

    One of the principal tasks of the Board has been to formulate an effective compensation policy designed to balance the short-term need to attract qualified executives with the long-term need to provide incentives to those executives and other employees in a manner that will encourage a long-term commitment to the Company's growth and enhancement of stockholder value.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    In order to attract qualified executives, the Company's philosophy has been and continues to be to provide a total compensation package that is competitive within the hardware, software and direct marketing industries and bears a close relationship to individual performance and the Company's long-term business objectives. The total direct compensation package for the Company's executive officers is presently made up of three elements:

    -- an annual base salary

    -- a short-term incentive program in the form of a performance based bonus
       (with certain discretionary components)

    -- a longer-term incentive program in the form of stock options.

ANNUAL BASE SALARY

    The Company reviews the salaries of its officers annually. In determining salaries, the Company considers, among other factors, the officer's scope of responsibility, prior experience and data on comparable salaries in relevant markets and industries. The annual base salaries of individual officers were increased in 1998 as a result of promotions, individual periodic performance reviews and cost of living adjustments.

PERFORMANCE-BASED BONUS

    The Company continues to believe that incentive awards tied to achievement of the Company's goals as well as goals and objectives for individual employees should be an important portion of each employee's compensation. In early 1998 the Company instituted the 1998 Incentive Plan for the Company's executive management that tied incentive compensation directly to budgeted profits and the achievement of the executives' individual goals and objectives. The incentive plan for all other employees ties bonuses to the overall profit achievement of either the Company's U.S. operations or, for non-U.S. employees, the appropriate international business unit. In many instances bonuses will also be tied to agreed-upon individual goals and objectives. For 1998 the Company paid a total of $5,676,397 to employees as incentive-based bonuses.

STOCK OPTIONS

    The purpose of the stock option program is to provide additional incentives to all employees to work to maximize stockholder value. To encourage growth in stockholder value, the Company believes that employees should have a significant stake in the ongoing success of the business and that stock options align the employee's financial interests with that of the stockholders. In addition, the option plan utilizes vesting periods to encourage employees to continue in the Company's employ. During 1998 the Company granted options to purchase 1,854,650 shares of Common Stock to certain employees at exercise prices ranging from $11.34 to $28.41 per share. The Company intends to continue granting stock options on a periodic basis to employees, directors and consultants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The 1998 base salary of Mr. Godfrey was $558,916 pursuant to an employment agreement effective as of January 1, 1995. Mr. Godfrey did not participate in the Executive Management 1998 Incentive Plan. He did, however, receive a discretionary bonus of $436,084 in early 1999 attributable to his leadership in the Company's strong financial and operating performance in 1998. Additionally, pursuant to his employment agreement, in February 1998 Mr. Godfrey was granted 40,000 options to purchase Shares with an exercise price of $13.59 per share. As of January 1, 1999 Mr. Godfrey entered into a new two-year employment agreement.

    The Compensation and Stock Option Committee believes that the Company's compensation programs of base salary, incentive plans and stock option grants are appropriate for Mr. Godfrey and other executive officers on the basis of industry standards, competitive practices and the Company's performance.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code disallows a deduction for executive compensation exceeding one million dollars per year unless certain conditions are satisfied. The Committee has reviewed and approved all of the Company's option plans and compensation programs. While the Company generally intends to preserve the income tax deductibility under Section 162(m) of executive compensation, it reserves the right to pay executives as it determines appropriate. In this connection, the Company has determined not to have the Executive Management Incentive Plan and grants of stock options to certain executives comply with Section 162(m) and will retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility. By retaining this discretion, the Company will maintain its flexibility to motivate and reward excellent performance without compromising the expectations of the Company's executives.

The Compensation and Stock Option Committee
Frederick H. Fruitman
Joseph M. Walsh

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation information for the three years ending December 31, 1996, 1997 and 1998 with respect to:

     -- the Chief Executive Officer

     -- the four most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 1998

     -- two additional individuals for each of whom disclosure would have been provided above except for the fact that the individual was not serving as an executive officer as of December 31, 1998.

                                                                   Long-term Compensation
                                                    Other Annual   Securities Underlying     All Other
Name and Principal Position    Year      Salary     Compensation      Options/SARs (#)      Compensation
---------------------------  --------   ---------   ------------   ----------------------   ------------
Peter Godfrey............      1998     $558,916      $436,084              40,000                 --
  Chairman, President and      1997      528,902            --              40,000                 --
  Chief Executive Officer      1996      513,633            --              50,000                 --

Wayne P. Garten..........      1998      339,882       323,375             100,000             $4,571(1)
  Executive Vice President     1997      203,077        91,384             100,000                 --
  and                          1996           --            --                  --                 --
  Chief Financial
  Officer(2)

Bruce L. Lev.............      1998      347,106       331,799             100,000             16,390(3)
  Executive Vice President     1997      325,712       150,000              48,000             14,194(3)
  of Legal And Corporate       1996      319,459            --              23,000             12,942(3)
  Affairs and General
  Counsel

Adam Shaffer.............      1998      333,937       323,375             500,000              4,903(1)
  Executive Vice President     1997      233,856       194,887              50,000              2,375(1)
  of Marketing, Advertising    1996      277,500        77,500                  --              2,325(1)
  and Purchasing

Jeffrey Gentile..........      1998      197,588        87,863              14,250              4,755(1)
  Senior Vice President of     1997      157,667        40,000              30,500              2,375(1)
  Merchandising                1996      140,400        34,450                  --              2,375(1)

Stephen England..........      1998      258,989       351,285             100,000              4,703(1)
  Former Executive Vice        1997      231,388        88,798              20,000              2,375(1)
  President of Sales(4)        1996      202,245        86,152              30,000              2,375(1)

Jeffrey Sheahan..........      1998      204,642            --                  --             82,142(6)
  Former Senior Vice           1997      204,391            --              35,000             91,922(6)
  President and President      1996      206,479        42,500              13,000             78,617(6)
  of European Operations(5)

------------------------

(1) Represents matching contributions under our 401(k) Savings Plan.

(2) Mr. Garten became an executive officer and employee in February 1997.

(3) Includes the following additional compensation to Mr. Lev:

                        Insurance   401(K) Matching
Year                    Premiums     Contributions
----                    ---------   ---------------
1998........             $11,819         $4,571

                        Insurance   401(K) Matching
Year                    Premiums     Contributions
----                    ---------   ---------------
1997........              11,747          2,375
1996........               6,553          1,195

(4) Mr. England resigned pursuant to an October 19, 1998 severance agreement. (See "Severance Agreement with Named Executive Officer").

(5) Mr. Sheahan resigned effective October 9, 1998.

(6) Includes the following additional compensation to Mr. Sheahan:

                        Housing, Living and
                             Education        401(K) Matching
Year                         Expenses          Contributions
----                    -------------------   ---------------
        1998                  $77,514              $4,628
        1997                   89,547               2,375
        1996                   76,164               2,453

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The table below shows the individual grants of non-qualified stock options to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table during 1998.

                                                                                        Potential Realized Value
                                                                                          Assumed Value Rates
                                                                                             of Stock Price
                                      Shares     % of Total                                 Appreciation for
                                    Underlying    Options     Exercise                       Option Term(3)
                          Grant      Options     Granted in   Price per   Expiration   --------------------------
Name                     Date(1)     Granted      FY 1998     Share($)     Date(2)        5%($)         10%($)
----                     --------   ----------   ----------   ---------   ----------   -----------   ------------
Peter Godfrey..........  2/26/98      40,000        2.16%      $13.59       2/26/08    $  340,075    $   863,505
Wayne P. Garten........  2/26/98     100,000        5.39%      $13.59       2/26/08    $  850,188    $ 2,158,763
Bruce L. Lev...........  2/26/98     100,000        5.39%      $13.59       2/26/08    $  850,188    $ 2,158,763
Adam Shaffer...........  2/26/98     500,000       29.96%      $13.59       2/26/08    $4,250,942    $10,793,816
Jeffrey Gentile........  1/12/98      14,250        0.77%      $12.50       1/12/08    $  106,219    $   274,645
Stephen England........  2/26/98     100,000        5.39%      $13.59       2/26/08    $  850,188    $ 2,158,763
Jeffrey Sheahan........       --          --           --          --            --            --

------------------------

(1) The grants made to Messrs. Godfrey, Garten, Lev, Shaffer and England on February 26, 1998 vest in equal installments on each of the first three anniversaries of their grants. The grant to Mr. Gentile on January 12, 1998 vests in equal installments on each of the first five anniversaries of the grant.

(2) Each of the options granted above has a ten-year term.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Shares over the full term of the options.

    The rates of appreciation are established by the Commission and are not intended as a forecast of future appreciation. The actual gain, if any, realized by the recipient will depend upon the actual performance of the Shares. There can be no assurance that the amounts reflected in this table will be achieved.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The table below lists the shares acquired on exercise of options by the Chief Executive Officer and the other executive officers named in the Summary Compensation Table during 1998 and certain information as to options unexercised at December 31, 1998.

                                                         Number of Unexercised      Value of Unexercised In-the-
                                                        Options at December 31,             money Options
                              Shares                            1998(1)                 at December 31, 1998
                            Acquired on     Value     ---------------------------   -----------------------------
Name                        Exercise #    Realized    Exercisable   Unexercisable    Exercisable    Unexercisable
----                        -----------   ---------   -----------   -------------   -------------   -------------
Peter Godfrey.............         0            --       71,333         58,677        $  529,752      $1,217,273
Wayne P. Garten...........         0            --       43,334        156,666        $  893,472      $3,322,528
Bruce L. Lev..............         0      $777,719       99,684        111,316        $1,303,144      $2,205,894
Adam Shaffer..............         0      $820,914      200,303        382,458        $4,100,267      $7,781,663
Jeffrey Gentile...........    14,400      $111,397           --         32,150                --      $  682,959
Stephen England...........    68,500      $905,737       48,834         84,166        $1,014,953      $1,718,934
Jeffrey Sheahan...........    28,859      $258,554           --             --                --              --

------------------------

(1) Values have been calculated based on the closing price of the Shares reported on the Nasdaq National Market on December 31, 1998 at $33.8125 per share.

SEVERANCE AGREEMENT WITH STEPHEN ENGLAND

    STEPHEN ENGLAND. On October 19, 1998 the Company entered into a Severance Agreement and General Release with Stephen England. Pursuant to the agreement, Mr. England resigned as Executive Vice President of Sales and the Company agreed to pay his annual base salary of $250,000 (as adjusted annually for cost of living adjustments) on the regular payroll cycle through December 31, 2000. In addition, Mr. England received incentive compensation plus his targeted commission for 1998 in an aggregate amount of $351,285. Mr. England's outstanding stock options continue to vest until December 31, 2000 and each may be exercised until the earlier of (i) its expiration date or (ii) the later of 12 months after it vests or December 31, 1999.

STOCK OPTION PLANS

    The Company's Board and stockholders approved the 1992 Stock Option Plan and 1994 Stock Option Plan both of which provide for the grant of stock options to the Company's and its subsidiaries' officers, directors, employees and consultants. Under these stock option plans, the Company may grant options that are intended to qualify as Incentive Stock Options within the meaning of
Section 422A of the Internal Revenue Code and options not intended to qualify as Incentive Stock Options, also referred to as Nonstatutory Stock Options. Incentive Stock Options may not be granted to consultants who are not also the Company's employees. A total of up to 6,000,000 Shares may be issued upon the exercise of options granted under the plans.

    The Company also succeeded to all of the obligations and responsibilities of Inmac Corp.'s 1983 and 1992 Stock Option Plans and 1988 Director's Stock Option Plan when the Company acquired Inmac in January 1996. A total of up to 943,920 Shares may be issued upon the exercise of options granted under these plans.

    All of our stock option plans may be administered by the Board or the Compensation and Stock Option Committee. Subject to the provisions of each of the stock option plans, the Board has the authority to select the employees, directors or consultants to whom options are granted and determine the terms of each option, including:

     -- the number of shares of Common Stock the option entitles the holder to purchase

     -- the date on which the option becomes exercisable

     -- the price at which the option may be exercised, which must be equal to the fair market value of the Shares as of the date of grant for Incentive Stock Options and 85% of fair market value for Nonstatutory Stock Options

     -- the duration of the option, which may not exceed ten years.

SECTION 401(K) SAVINGS PLAN

    The Company sponsors a 401(k) savings plan that covers full-time employees who meet its eligibility requirements. Participants may make tax deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code). As of January 1, 1998 the Company increased from 25% to 50% the matching contribution for amounts which do not exceed 6% of the participant's annual compensation. Although the Company is entitled to make discretionary profit sharing contributions to the plan, the Company has not made any such contributions.

                         COMPENSATION AND STOCK OPTION
                COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

    Members of the Compensation and Stock Option Committee are Messrs. Fruitman and Walsh, neither of whom is an officer, employee or consultant. There were no committee interlocks during 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT

    In 1998 Mr. Dennis received fees of $50,000 plus expenses for consulting services to the Company under a consulting agreement dated January 1, 1989. The consulting agreement expired on December 31, 1998. Additionally, Mr. Dennis has agreed that he will not receive options under any of the Company's stock option plans.

DENNIS PUBLISHING, LTD.

    MacUser, PC Pro, MacShopper and Computer Shopper magazines are owned and published in the United Kingdom by Dennis Publishing, Ltd., of which Felix Dennis is a controlling stockholder and Chairman. Mr. Godfrey holds a 5% interest in Computer Shopper magazine. The Company may from time to time purchase advertising space in and rent subscriber lists from these magazines for purposes of marketing products in the United Kingdom. Neither Mr. Dennis nor Mr. Godfrey participates in any decision relating to the purchase of advertising space or rental of subscription lists from these magazines, and all related fees are negotiated on an arm's-length basis between the Company's operating representatives and representatives of Dennis Publishing. Dennis
Publishing, Ltd. and Mr. Dennis are also affiliated with two companies that publish the non-computer magazines, Maxim Magazine and Stuff Magazine, in which two magazines Mr. Godfrey holds 12.5% interests. The Company has not purchased advertising space or rented subscriber lists from these magazines. The Company also is utilizing the services of a division of Dennis Publishing, Ltd., Dennis Interactive, for the creation of a multi-media presentation in support of the Company's outbound telemarketing efforts.

CHARTERED AIRCRAFT

    The Company periodically charters an aircraft owned and operated by a company wholly owned by Mr. Godfrey. The Company paid a total of $7,825 in 1998 for the use of such aircraft for business purposes.

LEASES

    The Company leases 12,000 square feet of executive office space in South Norwalk, Connecticut from Mr. Godfrey and 13,500 square feet of office space in South Norwalk from an entity 50% owned by Mr. Godfrey under leases that expire December 31, 1999. The Company paid a total of $292,339 in 1998 for rent of these premises.

                                  SCHEDULE II

                   Certain Information Concerning the Members and Managing Member of BYOWC Partners LLC

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member and the managing manager of BYOWC. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                         Present Principal
                                                                      Occupation or Employment
Name and Position Held    Current Business Address                and Five-Year Employment History
----------------------    ------------------------                --------------------------------
Gary L. Wilson,           300 N. Delfern Drive                  Chairman of the Board of Directors,
Member                    Los Angeles, CA 90077                 Northwest Airlines Corp., since
                                                                1997; Co-Chairman of the Board of
                                                                Directors, Northwest Airlines Corp.,
                                                                1991-1997.
Jerome B. York,           7939 Rio Rico Drive                   Chief Executive Officer, Harwinton
Member                    Las Vegas, NV 89113                   Corporation (investments and
                                                                consulting), since 1999; Vice
                                                                Chairman, Tracinda Corporation,
                                                                1995-1999; Senior Vice President and
                                                                Chief Financial Officer,
                                                                International Business Machines
                                                                Corporation, 1993-1995.
Alfred D. Boyer,          9665 Wilshire Boulevard, Suite 200    Partner, Gary L. Wilson Partners
Managing Member           Beverly Hills, CA 90212               (investments), since 1996; Managing
                                                                Partner, Boyer Capital Management
                                                                (investments), since 1994.
Michael S. Ovitz,         9465 Wilshire Boulevard, Sixth Floor  Artists Management Group, LLC since
Member                    Beverly Hills, CA 90212               1998; President, The Walt Disney
                                                                Company, 1995-1996; Founding
                                                                Partner, Creative Artists Agency,
                                                                1975-1995.
Alfred A. Checchi,        920 Manhattan Beach Boulevard         Private Investor since 1997; Co-
Member                    Suite #1                              Chairman of the Board of Directors,
                          Manhattan Beach, CA 90266             Northwest Airlines Corp., 1991-1997.
Kenneth W. Slutsky,       920 Manhattan Beach Boulevard         Vice-Chairman, Candle Corporation
Member                    Suite #1                              (computer software) since 1993.
                          Manhattan Beach, CA 90266

                                  SCHEDULE III

                Certain Information Concerning the Directors and
                          Executive Officers of Parent

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                Present Principal
                                                             Occupation or Employment
Name and Position Held     Current Business Address      and Five-Year Employment History
----------------------     ------------------------      --------------------------------
Gary L. Wilson,            See Schedule II              See Schedule II
 President

Jerome B. York,            See Schedule II              See Schedule II
 Vice President and
 Treasurer

Alfred D. Boyer,           See Schedule II              See Schedule II
 Vice President and
 Secretary

                                     III-1

                                  SCHEDULE IV

                  Certain Information Concerning the Directors
                      and Executive Officers of Purchaser

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                Present Principal
                                                             Occupation or Employment
Name and Position Held     Current Business Address      and Five-Year Employment History
----------------------     ------------------------      --------------------------------
Gary L. Wilson,            See Schedule II              See Schedule II
 President

Jerome B. York,            See Schedule II              See Schedule II
 Vice President and
 Treasurer

Alfred D. Boyer,           See Schedule II              See Schedule II
 Vice President and
 Secretary

                                                         Schedule V

                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]

                                                               December 20, 1999

Board of Directors
Micro Warehouse, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Shares") of Micro Warehouse, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), among the Company, Bridgeport Holdings Inc. ("Parent"), and Bridgeport Acquisition Corporation ("Sub"). The Merger Agreement provides for, among other things, cash tender offers by Sub and the Company to acquire, collectively, all of the outstanding Shares at a price of $19.00 per Share (the "Tender Offer"), and for a subsequent merger of the Company with and into Sub pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than any Shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries) will be converted into the right to receive $19.00 in cash (the "Merger" and, together with the Tender Offer, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Offer to Purchase relating to the Tender Offer (the "Offer to Purchase") and the Merger Agreement.

    In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form thereof will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

    We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the personal computer retail industry that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as to the matters covered thereby. We express no

Board of Directors
December 20, 1999
Page 2

opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

    It should be noted that in the context of our engagement by the Company, except for a very limited number of preliminary contacts with non-strategic financial buyers, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company or otherwise perform what is commonly known as a "market check."

    In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, we have performed various investment banking services in the past for entities with which principals of Parent have previously been affiliated and have received customary fees for rendering such services.

    Our opinion addresses only the fairness from a financial point of view to the holders of Shares of the consideration to be received by such holders pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement, or the merits of the Merger relative to any other alternative transaction or business strategy that may be available to the Company.

    It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and except for inclusion in its entirety in any proxy statement required to be circulated to holders of Shares relating to the Merger or tender offer recommendation statement on Schedule 14D-9 from the Company to holders of Shares relating to the Transaction or in the Schedule 14D-1 relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of Shares with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any holder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $19.00 per Share cash consideration to be received by the holders of Shares pursuant to the Tender Offer and the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,
                                          WASSERSTEIN PERELLA & CO., INC.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                   EquiServe

  BY FIRST CLASS MAIL:             BY HAND:            BY OVERNIGHT, CERTIFIED         FOR FACSIMILE
                                                      OR EXPRESS MAIL DELIVERY:        TRANSMISSION:
   State Street Bank &       Securities Transfer &       State Street Bank &      (Eligible Institutions
      Trust Company        Reporting Services, Inc.         Trust Company                  Only)
    Corporate Actions      c/o Boston EquiServe L.P.      Corporate Actions           (781) 575-4827
        P.O. 9573                 100 William            40 Campanelli Drive         For Information:
  Boston, MA 02205-9573         Street/Galleria          Braintree, MA 02184          (800) 426-5523
                              New York, NY 10038

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     abcdef

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                           (800) 322-2885 (toll free)

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 881-8320